UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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McGrath RentCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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McGRATH RENTCORP

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 10, 2015

To the Shareholders of McGrath RentCorp:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of McGrath RentCorp, a California corporation (the “Company”), will be held at the Company’s principal executive offices located at 5700 Las Positas Road, Livermore, California 94551, on Wednesday, June 10, 2015, at 2:00 p.m., local time. Shareholders who are unable to attend may listen to a live webcast of the Annual Meeting on the Company’s website at www.mgrc.com under the Investor Relations section. The Annual Meeting will be held for the following purposes:

1. To elect seven (7) directors of the Company, as specifically set forth in the attached proxy, to serve until the 2016 annual meeting of shareholders or until their successors are elected and qualified;

2. To ratify the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2015;

3. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof.

The Board of Directors of the Company has fixed the close of business on April 16, 2015 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

I M P O R T A N T

Shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card using the enclosed return envelope, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from such broker, bank or other nominee.

If you hold your shares in a brokerage account, your shares will not be voted in the election of directors or the non-binding, advisory vote on the compensation of the Company’s named executive officers unless you provide explicit instructions to your broker as to how you wish to vote your shares. Under the New York Stock Exchange rules governing discretionary voting of proxies by the exchange’s members, your broker is not permitted to vote shares with respect to non-routine matters such as the election of directors or the vote on compensation without voting instructions from the beneficial owner of such shares.

By Order of the Board of Directors,

Randle F. Rose

Senior Vice President,

Chief Administrative Officer and Secretary

Livermore, California

April 30, 2015

McGRATH RENTCORP

5700 Las Positas Road

Livermore, California 94551

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement (this “Proxy Statement”) is made available to the shareholders of McGrath RentCorp, a California corporation (the “Company”, “we”, “us”, or “our”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies in the accompanying form for use in voting at the 2015 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, June 10, 2015, at 2:00 p.m., local time, at the Company’s principal executive offices located at 5700 Las Positas Road, Livermore, California 94551, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

The Company expects to mail this Proxy Statement and the enclosed form of proxy to shareholders on or about May 7, 2015.

The rules of the Securities and Exchange Commission (the “SEC”) require us to notify our shareholders of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on Wednesday, June 10, 2015

Our Proxy Statement and 2014 Annual Report to Shareholders are available at

https://materials.proxyvote.com/580589

The following questions and answers provide important information about the Annual Meeting and this Proxy Statement:

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 5700 Las Positas Road, Livermore, California 94551. The Company’s main telephone number is (925) 606-9200.

What matters will be considered at the Annual Meeting?

Shareholders will vote on the following items at the Annual Meeting:

•	the election as directors of the seven (7) nominees named in this Proxy Statement (Proposal No. 1);

•	the ratification of the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2015 (Proposal No. 2);

•	the approval, with a non-binding, advisory vote, of the compensation of the Company’s named executive officers (Proposal No. 3); and

•	such other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

How does the Board of Directors recommend that shareholders vote on these matters?

The Board of Directors believes that the election of the nominated directors, the ratification of the appointment of Grant Thornton LLP and the approval on an advisory basis of the compensation of the Company’s named executive officers are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” the approval of each of these proposals.

How are proxy materials being made available to shareholders?

The SEC adopted amendments to the proxy rules that change how companies must provide proxy materials. These rules are often referred to as “Notice and Access.” Under the Notice and Access model, a company may select either of the following two options for making proxy materials available to shareholders:

•	the full set delivery option; or

•	the notice only option.

Full Set Delivery Option

Under the full set delivery option, a company delivers all proxy materials to its shareholders as it would have done prior to the change in the rules. This can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, a company must post all proxy materials on a publicly-accessible website and provide information to shareholders about how to access that website. The Company’s proxy materials are available on the following website: https://materials.proxyvote.com/580589.

Notice Only Option

Under the notice only delivery option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to shareholders, the company instead delivers a one-page notice of internet availability of proxy materials which includes, among other matters:

•	information regarding the date, time and location of the annual meeting of shareholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a shareholder may request paper or e-mail copies of the proxy materials.

A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others. The Company is required to comply with these Notice and Access rules in connection with its Annual Meeting, and has elected to use the full set delivery option under the rules for all shareholders in connection with this year’s Annual Meeting.

Although the Company has elected to use the full set delivery option for the Annual Meeting, we may choose to use the notice only option in the future.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

You may vote by signing and dating each paper proxy card you received and returning it in the prepaid envelope. The enclosed proxy will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked in the manner described below.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, it may mean that you hold shares registered in more than one account. If you received more than one paper proxy card, sign and return each proxy card you received to ensure that all of your shares are voted. If you have any questions regarding your share information or address appearing on the paper proxy card you may call Computershare, the Company’s transfer agent, at (800) 962-4284 if you are a shareholder of record, or contact your brokerage firm, bank, broker-dealer or other similar organization if you are a beneficial owner of shares held in “street name.”

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date by signing and returning a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at 5700 Las Positas Road, Livermore, California 94551 prior to the Annual Meeting. See “May I vote my shares in person at the Annual Meeting?” below.

Who is entitled to vote?

The close of business on April 16, 2015 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock of the Company (“Common Stock”) entitled to notice of and to vote at the Annual Meeting.

What constitutes a quorum?

As of the close of business on the Record Date, there were 26,148,402 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

How are votes counted and who will count the votes?

Each outstanding share of Common Stock on the Record Date is entitled to one vote on each matter properly brought before the Annual Meeting. However, every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (seven) multiplied by the number of shares held, or may distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate such shareholder’s votes. The proxy holders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy. In electing directors, the seven candidates receiving the highest number of affirmative votes shall be elected.

An automated system administered by Computershare will tabulate votes cast by proxy and Randle F. Rose, the Company’s Corporate Secretary, will act as the inspector of elections to tabulate votes cast in person at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board of Directors.

How are abstentions and broker “non-votes” treated?

Under the General Corporation Law of the State of California, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions are not included in determining the number of shares voting on the proposals submitted to shareholders. Generally, a broker “non-vote” occurs when a nominee (such as a brokerage firm, bank, broker-dealer, or other similar organization) holding shares for a beneficial owner in “street name” does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are not deemed to be entitled to vote for purposes of determining whether shareholders’ approval of that matter has been obtained.

What is the voting requirement to approve each of the proposals?

With respect to Proposal No. 1 of this Proxy Statement, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker “non-votes,” if any, will have no effect on this proposal. Brokerage firms, banks, broker-dealers and other nominees holding shares for holders who have not given specific voting instructions are not permitted to vote in their discretion with respect to Proposal No. 1. If you do not instruct your broker how to vote, your broker may not vote with respect to this proposal and these votes will be counted as broker “non-votes,” as is described in “What happens if I do not give specific voting instructions?” below. Our Corporate Governance Guidelines, as amended and restated by the Board of Directors on February 24, 2015, set forth our procedures if a director-nominee is elected, but receives a majority of “WITHHELD” votes. In an uncontested election, any director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee is required to make recommendations to the Board of Directors with respect to any such letter of resignation. The Board of Directors is required to take action with respect to this recommendation within 90 days following certification of the shareholder vote and to disclose its decision-making process.

With respect to Proposal No. 2 of this Proxy Statement, the affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required for ratification of the independent auditors. Abstentions will have the same effect as voting against this proposal. Broker “non-votes,” if any, will have no effect on this proposal. Although certain brokerage firms, banks, broker-dealers and other nominees holding shares for holders who have not given specific voting instructions are permitted to vote in their discretion with respect to Proposal No. 2, those institutions which are not governed by New York Stock Exchange (“NYSE”) Rule 452, are not permitted to vote in their discretion with respect to such proposal. If you do not instruct your broker how to vote, and your broker is not governed by NYSE Rule 452, your broker may not vote with respect to this proposal and these votes will be counted as broker “non-votes,” as is described in “What happens if I do not give specific voting instructions?” below.

With respect to Proposal No. 3 of this Proxy Statement, the affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required for approval, on an advisory basis, of the compensation of the Company’s named executive officers. You may vote “FOR” or “AGAINST” with respect to approval of the compensation of the Company’s named executive officers. Abstentions will have the same effect as voting against this proposal. Broker “non-votes,” if any, will have no effect on this proposal. Brokerage firms, banks, broker-dealers and other nominees holding shares for holders who have not been given specific voting instructions are not permitted to vote in their discretion with respect to Proposal No. 3. If you do not instruct your broker how to vote, your broker may not vote with respect to this proposal and these votes will be counted as broker “non-votes,” as is described in “What happens if I do not give specific voting instructions?” below.

What happens if I do not give specific voting instructions?

For Shares Directly Registered in the Name of the Shareholder: If you return your signed proxy but do not indicate your voting preferences, the Company will vote on your behalf “FOR” the election of the nominated directors, “FOR” the ratification of the appointment of Grant Thornton LLP, and “FOR” approval of the compensation of the Company’s named executive officers. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

For Shares Registered in the Name of a Brokerage Firm, Bank, Broker-Dealer or Other Similar Organization: If your shares are held in street name, your brokerage firm, bank, broker-dealer or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions with respect to shares registered in the name of organizations that are not governed by NYSE Rule 452, those shares will not be voted at the meeting because such organizations do not have discretionary voting power. If you do not furnish voting instructions to brokerage firms that are governed by NYSE Rule 452, one of two things can happen, depending upon whether a proposal is “routine.” Under NYSE Rule 452, brokerage firms, banks, broker-dealers and other similar organizations have discretion to cast votes on routine matters, such as the ratification of the appointment of an independent auditor, without voting instructions from their clients. Brokerage firms, banks, broker-dealers and other similar organizations are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors or votes on the compensation of the Company’s named executive officers, without such voting instructions.

May I vote my shares in person at the Annual Meeting?

For Shares Directly Registered in the Name of the Shareholder: Yes. However, we encourage you to vote by proxy card even if you plan to attend the Annual Meeting. If you wish to give a proxy to someone other than the individuals named as proxies on the enclosed proxy card, you may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign the card and give the proxy card to that person for use at the Annual Meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank: Yes, but in order to do so you will first have to ask your bank, broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that you can request at the Annual Meeting. You will not be able to vote your shares at the Annual Meeting without a legal proxy and a signed ballot.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted earlier by mail.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K to be filed by the Company within four business days after the end of the Annual Meeting.

Who pays for this proxy solicitation?

The Company will bear the entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders. Arrangements will be made with brokerage firms, banks, broker-dealers, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of our Common Stock, and these entities may be reimbursed by the Company for their expenses. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone, e-mail or other means. No additional compensation will be paid to such individuals for these services.

What is the deadline for receipt of shareholder proposals?

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the annual meeting of the Company’s shareholders to be held in 2016 must be received by the Company no later than January 8, 2016 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Discretionary Authority. The proxies to be solicited by the Board of Directors for the 2016 annual meeting of the Company’s shareholders will confer discretionary authority on the proxyholders to vote on any shareholder proposal presented at such annual meeting if the Company fails to receive notice of such proposal by March 23, 2016.

Householding of Annual Meeting Materials

Some brokerage firms, banks, broker-dealers, or other nominees who are record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of the proxy materials will be sent to your household regardless of the number of shareholders who reside there. We will promptly deliver a separate copy of these documents without charge to you upon written request to McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551 Attn: Investor Relations. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your brokerage firm, bank, broker-dealer or other nominee who is a record holder, or you may contact us at the address and phone number listed above.

Financial and Other Information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.mgrc.com under the Investor

Relations section or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our annual report on Form 10-K for the fiscal year ended December 31, 2014 and filed with the SEC on February 26, 2015 (the “2014 Annual Report”), without charge to any shareholder upon written request to McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551 Attn: Investor Relations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s bylaws authorize the number of directors to be not less than five (5) and not more than nine (9). The number of directors on the Board of Directors is currently fixed at seven (7). Each director serves a one-year term. The Board of Directors is currently composed of the following seven (7) directors whose terms will expire upon the election and qualification of directors at the Annual Meeting: William J. Dawson, Elizabeth A. Fetter, Robert C. Hood, Dennis C. Kakures, M. Richard Smith, Dennis P. Stradford and Ronald H. Zech. At each annual meeting of shareholders, directors will be elected for full terms of one year to succeed those directors whose terms are expiring.

At the Annual Meeting, the shareholders will elect seven (7) directors. Messrs. Dawson, Hood, Kakures, Smith, Stradford and Zech and Ms. Fetter have each been nominated to serve a one-year term, until the annual meeting of shareholders to be held in 2016, until their successors are elected or appointed and qualified, or until their earlier death, resignation or removal. The Board of Directors has no reason to believe that any of Messrs. Dawson, Hood, Kakures, Smith, Stradford or Zech or Ms. Fetter will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees

The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since
William J. Dawson	60	Chief Financial Officer of Adamas Pharmaceuticals, Inc.	1998

Elizabeth A. Fetter	57	Former Chief Executive Officer of Symmetricom, Inc.	2014

Robert C. Hood	74	Former Executive Vice President and Chief Financial and Administrative Officer of Excite, Inc.	1999

Dennis C. Kakures	58	Chief Executive Officer and President of the Company	2003

M. Richard Smith	67	Former Senior Vice President of Bechtel Group, Inc.	2010

Dennis P. Stradford	68	Former Chairman, President and Chief Executive Officer of Nomis Solutions, Inc.	2002

Ronald H. Zech	71	Chairman of the Board of Directors of the Company	1989

William J. Dawson was elected a director of the Company in 1998. In August 2014, Mr. Dawson was named Chief Financial Officer at Adamas Pharmaceuticals, Inc. (NASDAQ: ADMS), a specialty pharmaceutical company. He previously served as Chief Financial Officer at Catalyst Biosciences, Inc., a privately-held biotechnology company for two years from 2010 to 2012 and he was Vice President, Finance and Chief Financial Officer with Cerus Corporation, a publicly held biopharmaceutical company from August 2004 to April 2009. Prior to joining Cerus, he spent a total of 26 years in senior financial positions at companies in biotechnology, healthcare services and information technology, investment banking, energy and transportation, where he was responsible for strategic, business and financial planning, SEC reporting, investor relations, and numerous equity, debt and structured financings, mergers and acquisitions, and advisory assignments. As an investment banker, Mr. Dawson assisted in three public equity offerings for McGrath RentCorp, beginning with its initial public offering in 1984. He also serves on the board of directors of Wellington Trust Company, a subsidiary of Wellington Management Company, LLP, a private institutional investment management company. With his wealth of experience in financial and strategic transactions, as well as his experiences as Chief Financial Officer of publicly traded companies, Mr. Dawson provides significant value to the Board of Directors. Mr. Dawson received an A.B. in Mechanical Engineering from Stanford University and an M.B.A. from Harvard Business School.

Elizabeth A. Fetter was elected a director of the Company in 2014. Ms. Fetter currently serves on the Board of Directors of Alliant International University, Inc., a private equity funded university, and National Association of Corporate Directors (NACD), Northern California both since February 2015. Ms. Fetter served as a member of the Board of Directors of Symmetricom, Inc., a provider of timekeeping technologies, instruments and solutions from 2000 to 2013 and was appointed as President and Chief Executive Officer of Symmetricom in April 2013. She served in these capacities until Symmetricom’s acquisition by Microsemi Corporation in November 2013. Ms. Fetter previously served as President and Chief Executive Officer of NxGen Modular LLC, a provider of modular buildings and assemblies from 2011 to 2012. In 2007, Ms. Fetter was President, Chief Executive Officer and a director of Jacent Technologies, a privately held supplier of on-demand ordering solutions for the restaurant industry. Ms. Fetter also served on the boards of Quantum Corporation, a data storage company, from 2005 to 2013 and Ikanos Corporation, a provider of broadband solutions from 2008 to 2009. She previously held the position of Chair of the Board of Trustees of Alliant International University, Inc. where she served as a trustee from 2004 to 2013. With her nearly 20 years of public and private company board service and past CEO experience at multiple firms, she is a valuable complement to the Board of Directors. Ms. Fetter holds a B.A., Communications from Penn State University, an M.S., Industrial Administration from Carnegie Mellon University (Tepper & Heinz Schools) and an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

Robert C. Hood was elected a director of the Company in 1999. Since 1999, he has been an independent investor. From 1996 to 1999, Mr. Hood was Executive Vice President and Chief Financial and Administrative Officer at Excite, Inc., one of the early internet portal companies. At Excite, Mr. Hood helped guide the company through its substantial growth phase, was responsible for all financial and administrative functions, spearheaded several rounds of equity financing and helped negotiate and integrate eight acquisitions. Prior to working at Excite, Mr. Hood accumulated over thirty years of business and senior-level financial experience, in both large-scale multi-national and fast growth technology companies. This experience included SEC reporting, legal affairs, human resource administration, investor relations, large-scale information systems, controllership and internal control functions, debt and equity financing, international operations, budgeting and strategic planning, acquisitions and mergers. Company affiliations included companies engaged in equipment leasing, electronic test equipment manufacturing and financial services. With his many years of senior-level business and financial experience and management positions at publicly traded companies, Mr. Hood provides valued perspective on numerous financial, administrative and strategic issues facing public companies. Mr. Hood holds an A.B. in Economics from Bates College and an M.B.A. from The Tuck School, Dartmouth College.

Dennis C. Kakures was elected a director of the Company in 2003 and became the Chief Executive Officer of the Company in 2003. Mr. Kakures has been the President of the Company since 1995. Prior to becoming Chief Executive Officer, he served as Chief Operating Officer from 1989 to 2003 and Executive Vice President from 1993 to 1995. Having started his career with McGrath RentCorp in sales in 1982, and having held roles of increasing managerial responsibility over his 32 years with the Company, Mr. Kakures provides unique insight and perspective on the Company’s business on a day-to-day basis. Mr. Kakures has been instrumental in developing and driving the strategic product and geographic expansion of the Company’s varied rental businesses since he became Chief Executive Officer in 2003. He is uniquely qualified to serve as Chief Executive Officer and as a member of the Board of Directors as a result of his deep knowledge of the Company, its products, services, strategies and customers through his day-to-day management of the Company. Mr. Kakures received a B.S. in Marketing from California State University at Hayward.

M. Richard Smith was elected a director of the Company in 2010. Mr. Smith also serves as a member of the Board of Directors of Aegion Corporation (NASDAQ:AEGN) (formerly Instituform Technologies, Inc.), a global provider of pipeline infrastructure protection services and technologies and Sithe Global Power, LLC, an international power development company. Mr. Smith served as Senior Vice President of Bechtel Group, Inc. and President of its fossil power business unit, where he managed Bechtel’s global fossil power engineering and construction activities, until 2007. This position culminated a 26 year career with Bechtel. During that tenure, he also served as Chief Executive Officer of Intergen, a joint venture between Shell and Bechtel, from 2004 to 2005.

From 1992 to 2000, Mr. Smith was at a PG&E joint venture and at PG&E Corporation where he was responsible for all corporate development activities. With his extensive experience serving as a board member and in executive management roles for a number of public companies, Mr. Smith brings to the Board of Directors a valuable perspective on issues facing public companies as well as considerable guidance on corporate development, business operations and the energy industry. Mr. Smith received a B.S. in Aerospace Engineering from Auburn University, a M.S. in Mechanical Engineering from Northeastern University and a M.B.A. from Golden Gate University.

Dennis P. Stradford was elected a director of the Company in 2002. From 2004 to 2010, Mr. Stradford was Chairman, President and Chief Executive Officer of Nomis Solutions, Inc., a provider of price optimization solutions to the financial services industry. He served as Nomis Solutions’ Chief Executive Officer until July 2009 and Chairman until February 2010. Mr. Stradford was also the Chief Executive Officer of CascadeWorks, Inc., a provider of e-procurement software to Fortune 1000 companies, from 2000 to 2003. From 1998 to 2000, he was Chief Executive Officer of SupplyBase, Inc. a provider of web-based supply-chain management software and services. From 1985 to 1997, Mr. Stradford was with Flextronics International, Ltd., a publicly traded company, and served as its Senior Vice President, Sales and Marketing. He previously held executive and sales positions with Zehntel, Inc. and International Business Machines Corp. With his wealth of experience in senior management, Mr. Stradford brings to the Board of Directors considerable expertise on strategic, operational, and sales and marketing issues. Mr. Stradford holds a B.A. from San Jose State University and an M.A., M. Div. from St. Patrick’s University.

Ronald H. Zech was elected a director of the Company in 1989 and elected to the position of non-executive Chairman of the Board of Directors in June 2009. He is also Chairman of our Corporate Governance and Nominating Committee and a member of our Audit Committee. He retired in 2005 as Chairman and Chief Executive Officer of GATX Corporation, a NYSE listed company and leading provider of lease financing and related services to customers operating rail, marine, and other targeted assets. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994. Prior to that time he had served both as President and Chief Financial Officer of GATX Capital Corporation and as an officer with a major international bank. He also served on the board of The PMI Group, a former provider of mortgage insurance from 1998 to 2013. His experiences in these senior management and financial roles have included a wide range of activities associated with the management of a public company. Accordingly, he brings to the Board of Directors a valued perspective on many issues faced by the Company. He holds a B.S. in Electrical Engineering from Valparaiso University and an M.B.A. from the University of Wisconsin.

Required Vote

The nominees will be elected by a plurality of the votes cast. Abstentions and broker “non-votes,” if any, will not be counted toward the nominees’ total. However, under our Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) is required to tender his or her resignation following certification of the shareholder vote.

If a nominee for director is required to tender his or her resignation pursuant to our Corporate Governance Guidelines, then the Corporate Governance and Nominating Committee shall consider the tendered resignation and recommend to the Board of Directors whether to accept it. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board of Directors will promptly disclose its decision whether to accept or reject the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a current report on Form 8-K filed by the Company with the SEC.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee recommendation or the Board of Directors’ action regarding whether to accept the resignation offer.

If all members of the Corporate Governance and Nominating Committee receive a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee among themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them; provided, however, that if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, then all directors may participate in the action regarding whether to accept the resignation offers.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to the executive officers and directors of the Company as of March 31, 2015:

Name	Age	Position Held with the Company

Dennis C. Kakures	58	Chief Executive Officer, President and Director

Joseph F. Hanna	53	Senior Vice President and Chief Operating Officer

Keith E. Pratt	52	Senior Vice President and Chief Financial Officer

Randle F. Rose	57	Senior Vice President, Chief Administrative Officer and Secretary

David M. Whitney	50	Vice President, Principal Accounting Officer and Corporate Controller

Kay Dashner	56	Vice President, Human Resources

Philip B. Hawkins	39	Vice President, Mobile Modular

John P. Skenesky	48	Vice President, TRS-RenTelco

Kristina VanTrease	45	Vice President, Portable Storage

Steven H. Adler	56	President, Adler Tank Rentals

William J. Dawson(1)(2)	60	Director

Elizabeth A. Fetter(1)(2)	57	Director

Robert C. Hood(2)(3)	74	Director

M. Richard Smith(1)(3)	67	Director

Dennis P. Stradford(1)(3)	68	Director

Ronald H. Zech(2)(3)	71	Chairman of the Board of Directors

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Corporate Governance and Nominating Committee

William J. Dawson, Elizabeth A. Fetter, Robert C. Hood, Dennis C. Kakures, M. Richard Smith, Dennis P. Stradford and Ronald H. Zech are nominees to the Board of Directors and their descriptions appear under “Proposal No. 1: Election of Directors—Nominees.”

Joseph F. Hanna was appointed Chief Operating Officer in June 2007. Prior to that, he served as Senior Vice President of Operations of the Company starting in January 2005, and he served as Vice President of Operations since joining the Company in 2003. Mr. Hanna has extensive sales and operations experience, including 12 years at SMC Corporation of America (a subsidiary of SMC Corporation, Tokyo, Japan) where he served in various leadership positions. His prior experience also includes serving as an officer in the United States Army. Mr. Hanna received a B.S. in Electrical Engineering from the United States Military Academy, West Point, New York.

Keith E. Pratt was appointed Senior Vice President of the Company in June 2007. He joined the Company in January 2006 as Vice President and was appointed Chief Financial Officer in March 2006. Prior to joining the Company, he was most recently with Advanced Fibre Communications (AFC), a public telecommunications equipment company in Petaluma, California, where he served as Senior Vice President and Chief Financial Officer. Mr. Pratt served as Chief Financial Officer from 1999 until AFC was acquired by Tellabs, Inc. at the end of 2004. He also served as Director of Corporate Development at AFC from 1997 to 1999 prior to becoming Chief Financial Officer. Prior to Mr. Pratt joining AFC, he served as Director, Strategy & Business Development Group at Pacific Telesis Group, Inc. from 1995 to 1997. Mr. Pratt has an undergraduate degree from Cambridge University in Production Engineering and an M.B.A. from Stanford University.

Randle F. Rose was appointed Senior Vice President and Chief Administrative Officer of the Company in June 2007. He joined the Company in 1997 as its Vice President of Administration and was elected Secretary of the Company in 1999. Prior to joining the Company, he served in a variety of senior finance and general management roles with Silicon Valley real estate development companies. Mr. Rose received a B.S. in Finance from San Jose State University.

David M. Whitney joined the Company as its Corporate Controller in 2000 and was elected Vice President and Principal Accounting Officer in March 2006. Previously he was Manager of Regional Accounting for The Permanente Medical Group in Oakland, California. Mr. Whitney holds a B.S. in Accounting from California State University at Hayward, and is a Certified Public Accountant.

Kay Dashner joined the Company in 2005 as the Director of Human Resources and was promoted to Vice President, Human Resources in June 2008. Previously, she held various HR leadership positions in the retail, insurance and software industries, most recently at NetSuite from April 2005 to July 2005 and BMC Software, Inc. from March 1999 to April 2005. Ms. Dashner graduated from Santa Clara University with a B.S. in Management.

Philip B. Hawkins was appointed Vice President and Division Manager of Mobile Modular in November 2011. He previously served as Vice President and Division Manager of TRS-RenTelco from June 2007 to November 2011 and also held the role of Manager, Corporate Financial Planning and Analysis from June 2004 to June 2007. Mr. Hawkins was a Senior Business Analyst for Technology Rentals and Services (TRS), an electronics equipment rental division of CIT Technologies Corporation from December 2003 until TRS was acquired by the Company in June 2004. He previously served as Director of Portfolio Management and held other leadership roles with Dell Financial Services from April 1999 to December 2003. Mr. Hawkins received B.S. degrees in Accounting, Finance and Computer Information Systems from Arizona State University.

John P. Skenesky was appointed Vice President and Division Manager of TRS-RenTelco in November 2011. He previously served as the division’s Director of Sales and Product Management from June 2007 to November 2011 and Director of Operations and Product Management from June 2004 to June 2007. Mr. Skenesky joined the Company in 1995 and served in branch management and sales roles for the RenTelco division. Prior to joining the Company, Mr. Skenesky served in lab and product management roles at Genstar Rentals from 1991 to 1994. He also served in the United States Navy from 1984 to 1990 as an electronics technician on submarines. Mr. Skenesky received an M.B.A. from Texas Christian University in 2007.

Steven H. Adler was appointed President of Adler Tank Rentals, LLC in December 2008. In 1998, Mr. Adler founded Adler Tank Rentals, LLC which assets were acquired by the Company in December 2008. He also founded Adler Industrial Services, a roof vacuum services business, in 1993, and Sabre Manufacturing, which manufactures liquid and solid containment products, in 2005. Mr. Adler received a B.S. in Business Administration from Alfred University in New York, and an M.B.A. in International Business from Thunderbird School of Global Management in Arizona.

Kristina VanTrease was appointed Vice President of the Company and Division Manager of Mobile Modular Portable Storage in June 2009. She previously served as Director of Corporate Development from July 2007 to June 2009. She joined the Company in 1992 and has served in corporate management roles as well as sales and management positions for the Company’s TRS-RenTelco division. Ms. VanTrease received a B.S. in Business Administration with a concentration in marketing from San Jose State University.

Each executive officer of the Company serves at the pleasure of the Board of Directors.

Corporate Governance Overview

Our Board of Directors is committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure compliance with applicable laws, regulations and rules, as well as the best practices.

Our corporate governance program features the following:

•	We have an independent Chairman of the Board of Directors;

•	All of our directors, other than our Chief Executive Officer, are independent;

•	All of our directors are up for re-election annually;

•

Each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of board committees on which such director served during the time he served on the Board or committees in 2014;

•	We have no shareholder rights plan in place;

•

Our Board committees regularly review and update, as necessary, the committee charters, which clearly establish the roles and responsibilities of each such committee, and such charters are posted on our website for review;

•	Our Board generally has an executive session among our non-employee and independent directors after every board meeting;

•	All of our Audit Committee members qualify as audit committee financial experts;

•	Our Board enjoys unrestricted access to the Company’s management, employees and professional advisers;

•	We have a code of business conduct and ethics that is reviewed regularly for best practices and is posted on our website for review;

•	We have a clear set of corporate governance guidelines that is reviewed regularly for best practices and is posted on our website for review;

•	We have no supermajority voting provisions in our charter documents;

•	We have a compensation recoupment policy;

•	Our insider trading policy prohibits hedging, pledging or shorting of our stock by all executive officers and directors without written approval by the compliance officer;

•	None of our Board members is serving on an excessive number of public company boards;

•	Our Board performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations;

•

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination, which transaction requires the affirmative vote of a majority of the outstanding shares; and

•	We have a stock ownership and holdback requirement to ensure that our executive officers remain aligned with the interests of the Company and our shareholders.

Director Independence

The Board of Directors has determined that the six non-employee directors on the Board of Directors, consisting of Messrs. Dawson, Hood, Smith, Stradford, and Zech and Ms. Fetter, are “independent” as defined in the listing standards of the NASDAQ Stock Market, regulations of the SEC and any other laws applicable to the Company. Mr. Kakures, as an executive officer of the Company, is not considered independent. In making these determinations, our Board of Directors considered transactions and relationships between each director and his or her immediate family and the Company and our subsidiaries, including those reported in the section below captioned “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that such director is independent. As a result of this review, the Board of Directors affirmatively determined, based on its understanding of such transactions and relationships, that the six non-employee directors are independent of the Company and, therefore, a majority of the members of our Board of Directors is independent, under the applicable listing standards of the NASDAQ Stock Market.

Leadership Structure of the Board of Directors

Our Board of Directors is currently comprised of six independent directors and one management director. Our Corporate Governance Guidelines state that the Board of Directors should remain free to decide whether the Chairman and CEO positions should be held by the same person. This allows the Board of Directors to determine the best arrangement for the Company and its shareholders, given changing circumstances of the Company and the composition of the Board of Directors. Currently the positions are separated. Mr. Zech, our non-executive chairman, has extensive knowledge and experience in a similarly complex industry from his 27 years with GATX, has a significant understanding of the Company based on his 26 years on the Board of Directors, and has a solid relationship with the other directors and management. Mr. Kakures, our Chief Executive Officer, is a seasoned leader with over 32 years of management and operational experience in the Company, clearly understands and drives its strategic growth and interacts well with Mr. Zech and the other directors. We believe our current leadership structure is optimal at this time.

Meetings and Committees of the Board of Directors

During 2014, the Board of Directors met six times. No director attended fewer than 75% of either (i) the total number of meetings of the Board of Directors held in 2014, or (ii) the total number of meetings of the committees of the Board of Directors held in 2014 on which he or she served. All seven directors then in office attended the 2014 annual meeting of shareholders. All directors are expected to attend the Annual Meeting. The standing committees of the Board of Directors currently consist of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee.

Compensation Committee

The Compensation Committee held five meetings in 2014. The Compensation Committee currently consists of Messrs. Dawson, Smith and Stradford and Ms. Fetter; Mr. Dawson serves as its Chairman. The Board of Directors has determined that all current members of the Compensation Committee are “independent” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company. In addition, the Board of Directors has determined that all current members of the Compensation Committee qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 as promulgated under the Exchange Act, and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors adopted and approved a charter for the Compensation Committee, which was most recently amended and restated on February 24, 2015. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Compensation Committee, which are discussed in detail in its charter, are to (a) evaluate executive officer and director compensation policies, goals, plans and programs; (b) determine the cash and non-cash compensation of the executive officers of the Company; (c) review and oversee the Company’s equity-based and other incentive compensation plans for employees; (d) evaluate the performance of the Company’s executive officers; and (e) direct and review the production of any reports required by the applicable rules and regulations of the SEC.

Compensation decisions for the executive officers of the Company are made by the Compensation Committee. The Compensation Committee directs the Chief Executive Officer to develop the incentive compensation guidelines for the other executive officers and to recommend the incentive compensation bonuses for each of the other executive officers, subject to approval by the Compensation Committee. Compensation decisions for directors are made by the Board of Directors after recommendations by the Compensation Committee.

Audit Committee

The Audit Committee held six meetings in 2014. The Audit Committee currently consists of Messrs. Dawson, Hood, Zech and Ms. Fetter; Mr. Hood serves as its Chairman. Mr. McGrath was a member of the Audit Committee in 2014 until his retirement from the Board on June 11, 2014. After considering transactions and relationships between each member of the Audit Committee or his or her immediate family and the Company and its subsidiaries and reviewing the qualifications of the members of the Audit Committee, the Board of Directors has determined that all current members of the Audit Committee are “independent,” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company. The Board of Directors has also determined that all current members of the Audit Committee are financially literate and have the requisite financial sophistication as required by the listing standards of the NASDAQ Stock Market. Furthermore, the Board of Directors has determined that Messrs. Dawson, Hood, Zech and Ms. Fetter each qualify as an Audit Committee financial expert, as defined by the applicable SEC rules, pursuant to the fact that, among other things, Mr. Hood was Chief Financial Officer at several public and private companies and was most recently the former Executive Vice President and Chief Financial Officer of Excite, Inc., Mr. Dawson was Chief Financial Officer at several public and private companies and is currently the Chief Financial Officer of Adamas Pharmaceuticals, Inc., Mr. Zech is the former Chief Executive Officer of GATX Corporation, Ms. Fetter was Chief Executive Officer at several public and private companies and was most recently the former President and Chief Executive Officer of Symmetricom, and in those respective capacities each has acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an Audit Committee financial expert.

The Board of Directors adopted and approved a charter for the Audit Committee, which was most recently amended and restated on February 24, 2015. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Audit Committee, which are discussed in detail in its charter, are to (a) oversee the engagement, replacement, compensation, qualification, independence and performance of the Company’s independent auditors; (b) oversee the conduct of the Company’s accounting and financial reporting processes and the integrity of the Company’s audited financial statements and other financial reports; (c) oversee the performance of the Company’s internal accounting, financial and disclosure controls function; and (d) oversee the Company’s compliance with its policies and other legal requirements as such compliance relates to the integrity of the Company’s financial reporting. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also oversees the preparation of a report for inclusion in our annual proxy statements and is charged with the other duties and responsibilities listed in its charter. The Audit Committee’s report is included in this Proxy Statement on page 49. The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held two meetings in 2014. The Corporate Governance and Nominating Committee consists of Messrs. Hood, Smith, Stradford and Zech; Mr. Zech serves as its Chairman. Mr. McGrath was a member of the Corporate Governance and Nominating Committee in 2014 until his retirement from the Board on June 11, 2014. Our Board of Directors has determined that all current members of the Corporate Governance and Nominating Committee are “independent,” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company.

The Board of Directors adopted and approved a charter for the Corporate Governance and Nominating Committee, which was most recently amended and restated on February 24, 2015. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Corporate Governance and Nominating Committee, which are discussed in detail in its charter, are to assist the Board of Directors in all matters relating to (a) the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the Board of Directors and committees of the Board of Directors; (b) the review and making of recommendations to the Board of Directors regarding the composition and structure of the Board of Directors and committees of the Board of Directors; (c) the development, evaluation and monitoring of the Company’s corporate governance processes and principles; (d) the development and implementation of, and monitoring of compliance with, the Company’s Code of Business Conduct and Ethics and making recommendations to the Board of Directors of revisions to the Code of Business Conduct and Ethics from time to time as appropriate; and (e) the administration of the Board of Directors’ annual self-evaluation process and the sharing of the results thereof with the Board of Directors for discussion and deliberation.

The Role of the Board of Directors in the Oversight of Risk

While Company management is primarily responsible for managing risk, the Board of Directors and each of its committees plays a role in overseeing the Company’s risk management practices. The full Board of Directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from Company management concerning the Company’s business and the material risks facing the Company. Each of the Board’s committees also plays a role in risk oversight as follows:

Audit Committee. Under its charter, the Audit Committee plays a key role in the Board of Directors’ risk oversight process. The Audit Committee’s duties include discussing the Company’s guidelines and policies with respect to risk assessment and risk management with Company management and the Company’s independent auditors. The Audit Committee also receives regular reports from Company management and discusses with management the steps taken to monitor and control risk exposures. In addition, the Audit Committee reviews all of the Company’s quarterly financial reports, including any disclosure therein of risk factors affecting the Company and its businesses. The Audit Committee regularly receives reports from, among others, the Company’s Chief Financial Officer, Principal Accounting Officer, and its compliance officer. The Audit Committee provides regular reports to the full Board of Directors on its risk oversight activities and any issues identified.

Compensation Committee. Under its charter, the Compensation Committee reviews with its independent compensation consultant and management, as appropriate, the Company’s compensation and succession plans, policies and practices. The Compensation Committee also sets performance goals under the Company’s annual bonus and long-term incentive plans. In setting the performance targets and overseeing the Company’s compensation plans, policies and practices, the Compensation Committee considers whether such plans, policies and practices are confluent with the long-term interests of the Company’s shareholders. The Compensation Committee also considers risks that may be created and whether any such risks are reasonably likely to have a material adverse impact on the Company. The Compensation Committee considers the overall mix of compensation for all employees as well as the various risk control and mitigation features of its compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. The Compensation Committee provides regular reports to the full Board of Directors on the Company’s compensation plans, policies and practices and the Compensation Committee’s oversight of compensation-related risks.

Corporate Governance and Nominating Committee. Under its charter, the Corporate Governance and Nominating Committee is responsible for, among other things, developing and recommending to the Board of Directors a set of effective corporate governance guidelines and procedures designed to assure compliance with applicable governance standards. The Corporate Governance and Nominating Committee provides regular reports to the Board of Directors.

Through the activities of the Audit, Compensation and Corporate Governance and Nominating Committees, as well as the full Board of Directors’ interactions with management concerning the Company’s business and the material risks that may impact the Company, the independent directors on the Board of Directors are able to monitor the Company’s risk management process and offer critical insights to Company management.

Qualifications of Directors and Assessment of Diversity

The Corporate Governance and Nominating Committee will consider for nomination all bona fide candidates proposed by management or shareholders and will nominate directors that it believes will serve the best interests of the Company and its shareholders. Candidates must have the education, business or organizational experience and skills that will enable them to excel in carrying out their responsibilities on the Board of Directors. Candidates must possess and have demonstrated in professional endeavors the highest personal and professional ethics, integrity and values, and be committed to representing the long-term best interests of shareholders. Further, candidates must have an inquisitive and objective perspective, practical wisdom and mature judgment, and be willing and able to challenge management in a constructive manner. Candidates will also be judged on their ability to work in a collegial manner with a sense of common purpose, energy, industry knowledge, business sense and trust with other members of the Board of Directors and management, as one group acting in unison to solve difficult problems as they may arise. The candidate’s specific knowledge of the Company, its markets, and its strategy will also be considered.

When evaluating candidates, the Corporate Governance and Nominating Committee considers the diversity of the backgrounds, experience and skills of the current directors on the Board of Directors, including their gender, age, ethnic and cultural backgrounds, the long-term needs of the Company based on its strategic direction and responsible succession planning for all Board positions, and selects the candidates who will provide the most value to the Board of Directors, management and shareholders. The Corporate Governance and Nominating Committee monitors its assessment of diversity as part of the annual self-evaluation process.

The Board of Directors’ recommendations for inclusion in the slate of directors at an annual or special meeting of shareholders, or for appointment by the Board of Directors to fill a vacancy, are based on its determination, after reviewing recommendations from the Corporate Governance and Nominating Committee, as to the suitability of each recommended individual.

Director Nomination Process

Continuing Directors

The Corporate Governance and Nominating Committee will apply its director candidate selection criteria described above, including a director’s past contributions to the Board of Directors, prior to recommending a director for re-election to another term. Directors may not be re-nominated annually as a matter of course. Once the Corporate Governance and Nominating Committee evaluations are completed and the Corporate Governance and Nominating Committee has considered all other potential director candidates, it recommends the best slate of candidates for approval by the full Board of Directors.

New Directors

Generally, once a need to add a new member to the Board of Directors is identified, the Corporate Governance and Nominating Committee will initiate a search by working with staff support, seeking input from members of the Board of Directors and senior management and hiring a consultant or search firm, if necessary.

After a slate of possible candidates is identified, certain members of the Corporate Governance and Nominating Committee, other members of the Board of Directors and senior management have the opportunity to interview the prospective candidate(s). The remaining members of the Board of Directors who do not interview the prospective candidate(s) are kept informed. After completing its selection process, the Corporate Governance and Nominating Committee ultimately determines and recommends the best candidate(s) for approval by the full Board of Directors.

A description of the procedure to be followed by security holders in submitting director recommendations is set forth in “Shareholder Recommendations for Membership on our Board of Directors” below. The director candidate selection criteria will be equally applied to both continuing directors and shareholder-submitted director candidates.

Director Compensation

Our Compensation Committee periodically seeks input from independent compensation consultants on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. The Compensation Committee reviews non-employee director compensation every two years. In late 2012, our Compensation Committee retained Compensia, Inc. (“Compensia”) to conduct a competitive review and analysis of the Company’s non-employee director compensation program to be considered by our Compensation Committee in establishing the two-year 2013-2014 compensation review cycle remuneration levels for our non-employee directors. In October 2014, our Compensation Committee retained Pearl Meyer & Partners LLC (“PM&P”) to conduct a review and analysis of our current non-employee director compensation program to be considered by the Compensation Committee in establishing the two-year 2015-2016 compensation review cycle remuneration levels for our non-employee directors.

The 2014 compensation described below was approved by the Board of Directors based on Compensia’s analysis and recommendations of the Compensation Committee. The 2015-2016 compensation described below was approved by the Board of Directors based on PM&P’s analysis and recommendations of the Compensation Committee. For a more complete description of the methodologies used by our compensation consultants, and the Compensation Committee, please refer to “Compensation Consultant and Peer Group Selection” on page 25 of this Proxy Statement.

For 2014, each non-employee director of the Company was compensated for his or her services as a director with an annual retainer of $42,000. In addition to the annual retainers, the Chairs of the Board of Directors, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee received additional annual retainers of $20,000, $20,000, $12,000 and $9,000, respectively. Each other member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee received annual retainers of $8,000, $5,000 and $4,000, respectively. Members of the Board of Directors do not receive additional compensation for attending Board or committee meetings. Messrs. Dawson, Hood, Smith, Stradford and Zech received $62,000, $66,137, $51,000, $51,000 and $79,000, respectively, for each of their services as a director of the Company during 2014. Ms. Fetter was elected to the Board of Directors in February 2014 and therefore received prorated compensation for her service as a director of the Company in 2014 in the amount of $46,524. Mr. McGrath retired from the Board of Directors on June 11, 2014 and therefore received prorated compensation for his service in the amount of $26,367. All non-employee directors, executive officers and other employees of the Company were reimbursed for expenses incurred in connection with attending Board of Directors or committee meetings.

For fiscal years 2015-2016, based on PM&P’s analysis and recommendations of the Compensation Committee, non-employee director compensation levels remained unchanged, except the Chair and members of the Compensation Committee, who each received slight increases to their retainers to adjust to the 2015-2016 peer group median. For fiscal years 2015-2016, each non-employee director of the Company will receive an annual retainer of $42,000. In addition to the annual retainers, the Chairs of the Board of Directors, Audit

Committee, Compensation Committee and Corporate Governance and Nominating Committee will receive additional annual retainers of $20,000, $20,000, $14,000 and $9,000, respectively. Each other member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee will receive annual retainers of $8,000, $6,000 and $4,000, respectively. These annual retainers will be included in the 2015 Director Compensation Table in next year’s proxy statement.

In addition to cash compensation, each of the non-employee directors of the Company has historically received an annual Restricted Stock Unit (“RSU”) equity grant denominated as a Black-Scholes value and then converted to shares rounded to the nearest 100 at the date of grant. Based on the Compensia analysis, the Compensation Committee recommended and the Board of Directors approved the Black-Scholes value of the 2014 equity grant of approximately $90,000. On March 3, 2014, the Board of Directors granted each non-employee director RSUs under the 2007 Plan for 2,800 shares of the Company’s Common Stock with a vesting date of April 1, 2015, except for Mr. McGrath and Ms. Fetter, who received pro-rated grants in the amount of 1,200 shares and 2,300 shares, respectively. The amounts reflected the anticipated length of each of Ms. Fetter’s and Mr. McGrath’s service on the Board of Directors in 2014 at the time of grant. Each of these grants represented an equivalent total equity compensation of $91,392, except for the prorated grants to Mr. McGrath and Ms. Fetter, which represented equivalent total equity compensation of $39,168 and $75,072, respectively, based on the NASDAQ Stock Market close price of $32.64 on March 3, 2014. The total equity compensation values can fluctuate slightly each year due to rounding. These 2014 RSU grants are included in the 2014 Director Compensation Table below.

In December 2014, based on PM&P’s analysis and upon the recommendation of the Compensation Committee consistent with our equity granting policy, the Board of Directors approved an increase in the Black-Scholes value of the annual RSUs to be granted to non-employee directors in 2015-2016 from $90,000 to $95,000. On March 2, 2015, the Board of Directors granted each non-employee director RSUs under the 2007 Plan for 3,000 shares of the Company’s Common Stock with a vesting date of April 1, 2016. Each of these grants represented an equivalent total equity compensation of $95,970 based on the NASDAQ Stock Market close price of $31.99 on March 2, 2015. The total equity compensation values can fluctuate slightly each year due to rounding. These 2015 RSU grants will be included in the 2015 Director Compensation Table in next year’s proxy statement.

The table below summarizes the compensation paid by the Company to its directors for the fiscal year ended December 31, 2014.

2014 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
William J. Dawson	$62,000	$91,392	$0	$153,392

Elizabeth A. Fetter(3)	$46,524	$75,072	$0	$121,596

Robert C. Hood	$66,000	$91,392	$0	$157,392

Dennis C. Kakures				(4)

Robert P. McGrath(5)	$26,367	$39,168	$9,145	$74,680

M. Richard Smith	$51,000	$91,392	$0	$142,392

Dennis P. Stradford	$51,000	$91,392	$0	$142,392

Ronald H. Zech	$79,000	$91,392	$0	$170,392

(1)	On March 3, 2014, Messrs. Dawson, Hood, Smith, Stradford and Zech each received RSUs for 2,800 shares of the Company’s Common Stock with a vesting date of April 1, 2015; Mr. McGrath and Ms. Fetter received pro-rated grants in the amount of 1,200 shares and 2,300 shares, respectively. The amounts reflected the anticipated length of each of Mr. McGrath’s and Ms. Fetter’s service on the Board of Directors in 2014 at the time of grant and had a vesting date of April 1, 2015. Each such amount listed represents the RSU fair value of each grant at the grant date based on the NASDAQ Stock Market close price of $32.64 on March 3, 2014.
(2)	In 2004, in recognition for founding the Company, the Board of Directors resolved to provide paid health insurance to Mr. and Mrs. McGrath for the remainder of their lives. The 2014 annual cost was $9,145 for Mr. McGrath and $9,145 for Mrs. McGrath.
(3)	Ms. Fetter was appointed to the Board of Directors on February 25, 2014, and therefore received prorated compensation in 2014.
(4)	Mr. Kakures’ compensation is described in the Executive Compensation section of this Proxy Statement. Our employee directors do not receive additional compensation for their services as directors.
(5)	Mr. McGrath retired from the Board of Directors on June 11, 2014, and therefore received prorated compensation in 2014.

Director Stock Ownership

The Board of Directors believes that, in order to align the interests of directors and shareholders, directors should have a significant financial (equity) stake in the Company. Each director has a target ownership level of 5,000 shares of Common Stock to be achieved by each director within five years of joining the Board of Directors or as soon thereafter as practicable. In evaluating whether the Common Stock value ownership guideline has been met, all Common Stock owned and 50% of the value (market price less stock option exercise price) of all vested unexercised stock options is considered. As of April 16, 2015, all directors were in compliance with the stock ownership requirements, except Ms. Fetter who joined the Board in 2014 and has five years to accumulate 5,000 shares. Based on the value of the shares of Common Stock determined by the closing price as of April 16, 2015, the ownership level of each of our non-employee directors, except Ms. Fetter, exceeded approximately three times of their standard annual retainer of $42,000.

Director Annual Evaluation

It is important to the Company that the Board and its committees are performing effectively and in the best interests of the Company and its shareholders. The Board performs an annual self-assessment, led by the Chair of the Corporate Governance and Nominating Committee to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Chair of the Corporate Governance and Nominating Committee then follows up on this feedback and takes such further action as he deems appropriate.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

During 2014, we continued to selectively invest in strategic growth initiatives and expand our rental markets and geographic footprint. Our diversified portfolio of rental divisions allowed us to reach most of our targets in a very challenging economic environment. Our balance sheet remains strong and we continue to believe the Company is well positioned to execute on our long-term strategic objectives in the future. In 2014, our founder Bob McGrath retired and Liz Fetter joined our Board as part of our long term succession planning efforts. Our stable executive management team also continued to build bench strength in their groups to allow us to continue to build long-term shareholder value. At the 2014 Annual Meeting, proposals for election of the currently nominated directors, ratification of the independent auditors, and the advisory vote on executive compensation all passed with a plurality greater than 98% of shareholders who voted. We thank you for your confidence in our stewardship.

A comprehensive review of non-employee director and executive officer compensation is performed every two years. In October 2012, Compensia prepared its analysis for fiscal years 2013 and 2014. Therefore, the Compensation Committee (for purposes of this analysis, the “Committee”) did not engage Compensia to perform a full peer group and compensation review for 2014. The Committee approved executive officer base salary increases for 2014 consistent with guidance received from Compensia in December 2013. Executive officer equity grants were consistent with 2013, except with respect to Mr. Kakures, who requested a one-time 33% reduction of his proposed equity compensation in 2014 to allow for additional equity compensation for certain key employees.

In September 2014, the Committee recommended, and the Board of Directors approved, the engagement of PM&P as the independent compensation consulting firm for the Committee. In November 2014, PM&P conducted a full peer group evaluation and compensation review of non-employee directors and executive officers for fiscal years 2015-2016. As a result of this review, the Committee modified the Company’s peer group to better reflect companies in similar industries or geographies and with similar financial metrics such as revenue, market capitalization and net income. The Committee recommended and/or approved non-employee directors and executive officer compensation for 2015 consistent with PM&P’s analysis, based on alignment with the revised peer group companies.

Executive Compensation Practices at a Glance

We strive to have compensation programs that serve to attract and retain our best people, align the interests of our shareholders and our employees by focusing incentive compensation on pay for performance, and at the same time assure good corporate governance. Over the years, always with a focus on enhancing long-term shareholder value, we’ve implemented many changes including using SAR’s and RSU’s with longer term targets, stock ownership guidelines, a compensation recoupment policy, a risk-hedging policy, change in control arrangements, limited perquisites, net settlement features in equity grants to reduce the effect of dilution, and setting realistic stretch targets specifically focused on our rental industry metrics.

What We Do	What We Do Not Do
Pay for Performance under Our Bonus Plan: We link pay to performance and shareholder interests by establishing an annual bonus plan based on financial metrics and personal annual priorities established in advance by the CEO and/or the Committee.	No “Single Trigger” Change of Control Payments: We do not have “single trigger” severance payments owing solely on account of the occurrence of a change of control event.

Performance-Based Long Term Incentive Compensation: The restricted stock units granted to our executive officers have performance-based vesting subject to goals associated with EPS or EBIT performance of specified divisions within the Company.	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual bonus plans.

Compensation Recoupment Policy: The policy may require an executive officer in the event of a financial restatement to reimburse the Company with respect to any incentive compensation (including cash and equity awards) received during the past three years.	No Nonqualified Defined Contribution or Other Deferred Compensation Plan. We do not have any such plans.

Capped Incentives under Our Annual Bonus Plan. Bonuses under our annual bonus plan are capped for our executive officers, which cap is tied to their base salary for the relevant year.	No Re-Pricing of Equity Awards: Our equity plans prohibit repricing of equity awards without shareholder approval.

Equity Awards Generally Five-Year Vesting. All of our equity award grants to our executive officers are subject to a five-year vesting schedule.	No Special Perquisites or Retirement Benefits: We do not provide special perquisites or retirement benefits to our executive officers that are not generally made available to all of our employees except that any executive officer employed with the Company for at least 20 years may remain on the Company’s health insurance policy after retiring if he or she pays 100% of the premiums.

Stock Ownership and Holdback Guidelines: Our executive officers are subject to stock ownership and holdback guidelines.	No Tax Gross-Ups: We do not provide tax gross-ups.

Compensation Committee Independence and Experience: The Committee is comprised solely of independent directors who have extensive experience.	No Hedging in Company Securities: Our executive officers and directors are prohibited from engaging in any hedging transaction with respect to company equity securities without written approval by the compliance officer under our insider trading policy.

Thorough Compensation Risk Assessment: The Committee conducts a comprehensive assessment of the Company’s executive compensation programs every two years to ensure prudent risk management.	No Pledging of Company Securities: Our executive officers and directors are prohibited from engaging in any pledging transaction with respect to company equity securities without written approval by the compliance officer under our insider trading policy.

Independent Compensation Advisor: The Committee has the authority to select and engage its own independent advisor.

The following sections describe the above features in more detail. In addition, you’ll see that this year we have disclosed more of our profitability goals and results for further clarity.

Compensation Philosophy and Objectives

The purpose of the Company’s executive compensation program is to attract and retain exceptional managerial talent and to reward performance by establishing measurable objectives to drive future performance, thus aligning our executive officers’ interests with those of our shareholders. We believe the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company. Our primary objective is to align our executive officers’ interests with the interests of our shareholders by rewarding achievement of established goals that contribute to increased long-term shareholder value. To that end, part of our executive officers’ compensation is directly tied to identifiable, objective goals by which performance can be measured. In addition, in structuring our executive compensation program, we set the compensation of our executive officers to be competitive relative to the compensation paid to similarly situated executives of our peer group companies and the broader general market.

As part of designing and implementing the compensation programs for all employees, the Company considers the risks that may be created by compensation incentives and whether any such risks may have an adverse impact on the Company or its performance, and whether, overall, the Company’s compensation programs are reasonably likely to have a material adverse impact on the Company. In making this determination, the Company considers the specific design of each element of compensation and the overall mix of compensation for employees, as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums.

Advisory Vote on Executive Compensation

At the 2014 Annual Meeting, more than 98.9% of the shares of Common Stock represented and voting on the advisory vote on executive compensation proposal (Proposal 3) were in favor of our named executive officer compensation as disclosed in our 2014 proxy statement. The Board of Directors and Committee reviewed these final vote results and determined that given the significant level of support, our executive compensation policies and decisions discussed in the Compensation Discussion and Analysis were appropriate to achieve our objectives.

We believe that it is important for our shareholders to have an opportunity to vote on executive compensation on an annual basis. The advisory vote provides shareholders with the opportunity to express their views regarding our executive compensation philosophy, policies, programs, and decisions, as disclosed in our proxy statement for the applicable year. Our Board of Directors and Committee value the opinions of our shareholders, and to the extent there is any significant vote against our compensation practices for executive officers, we will consider our shareholders’ concerns and assess whether any actions should be taken. In addition to our annual advisory votes on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These dialogue opportunities take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders. We appreciate and welcome the support and feedback from our shareholders on these critical compensation topics as we seek to ensure we attract and retain the best leadership, reward measurable performance, and maximize shareholder value.

Accordingly, our Board of Directors recommends that you vote FOR Proposal 3 at the Annual Meeting. For more information, see “Proposal 3—Non-Binding Advisory Vote To Approve the Compensation of the Company’s Named Executive Officers” in this Proxy Statement.

Executive Compensation Program Design

The Committee has the responsibility for establishing, implementing and continually monitoring the compensation of the Company’s executive officers. The Committee oversees and approves the design of the executive compensation program to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and is aligned with the goals and objectives of the Company. For the fiscal year ended December 31, 2014, the principal components of compensation for executive officers were:

1.	Annual base salary;

2.	Non-equity annual performance-based incentive compensation (“Annual Bonus”) pursuant to the Non-Equity Performance-Based Incentive Plan (the “Bonus Plan”);

3.	Long-term equity incentive compensation; and

4.	Double trigger change in control severance benefits.

The Committee determined that these four elements, with a significant percentage of total compensation allocated to “at-risk” performance-based incentives, best align the interests of our executive officers with our shareholders and achieve our overall goals for executive compensation. The Annual Bonus rewards achievement of annual incentive goals and the long-term equity incentive compensation rewards achievement of long-term growth in shareholder value and sustained financial health of the Company. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews relevant market compensation data from its compensation consultant and other sources, and uses its judgment to determine the appropriate level and mix of incentive compensation on an annual basis.

Compensation Consultant and Peer Group Selection

The Committee periodically seeks input from its outside compensation consultant on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. In late 2012, the Committee retained Compensia to conduct a competitive review and analysis of the Company’s compensation program to be considered by the Committee in establishing the 2013-2014 compensation levels for our non-employee directors and executive officers, and in October 2014, the Committee retained PM&P to conduct a review and analysis of our current compensation program to be considered by the Committee in establishing the 2015-2016 compensation levels for our non-employee directors and executive officers. After consideration of several factors relating to the independence of Compensia and PM&P, including those guidelines set forth in the NASDAQ listing standards, the Committee determined that both firms are independent.

In late 2012, Compensia provided an analysis with relevant market data and alternatives to consider when making compensation decisions for our non-employee directors and executive officers. The analysis compared each element of total compensation against a peer group of publicly-traded companies. The Committee primarily used this peer group in 2013 and 2014 for purposes of assessing our total compensation program. Accordingly, we refer to this peer group as the “2013-2014 Compensation Peer Group.” We believe that the 2013-2014 Compensation Peer Group consisted of companies against which we competed for recruiting and retaining qualified line and staff executives and independent non-employee directors. In selecting the Compensation Peer Group, the Committee also sought to comply with best practice parameters by including companies in a similar industry or geography and with similar financial metrics, such as revenue, market capitalization and net income. These selected companies consisted of a combination of primarily technology companies of comparable size based in the San Francisco Bay Area, business services companies, and national rental, leasing and equipment finance companies. Based on the competitive landscape for attracting and retaining qualified executive officers and board members, particularly in the San Francisco Bay Area where the Company’s corporate offices and Northern California operational center are located, the Committee gave appropriate consideration and weighting to the subset of San Francisco Bay Area-based technology companies within the 2013-2014 Compensation Peer Group. The Committee generally targets the total compensation for our non-employee directors and executive officers at or slightly above the median (the 50th percentile) of compensation paid to similarly situated executives of the companies in the applicable year’s compensation peer group.

Other factors were also taken into consideration when determining executive officer remuneration levels, including:

1)	Divisional size (revenues or earnings) contribution to Company-wide results relative to other divisions.

2)	Divisional business complexity relative to other divisions of the Company.

3)	Stature / experience of executive officer in role relative to market comparisons.

4)	Geographic location of executive officer and relative market comparisons.

5)	Definition and extent of responsibilities of executive officer role by the Company versus peer group sources.

6)	Divisional leadership transition or new business initiatives.

7)	Appropriate weighting or relativeness of different peer group sources.

8)	Other factors the Committee may deem appropriate.

The companies comprising the 2013-2014 Compensation Peer Group are as follows.

Advent Software	Aircastle LTD.	CAI International

California Water Service Company	Coherent, Inc.	Dril-Quip, Inc.

Electro Rent Corp.	Electronics for Imaging	Exponent, Inc.

Integrated Device Technologies	Micrel, Inc.	Mobile Mini Inc.

Monolithic Power Systems, Inc.	Peet’s Coffee & Tea, Inc.	Power Integrations, Inc.

SeaCube Container Leasing	San Jose Water Company	Synaptics, Inc.

TAL International Group, Inc.	Willis Lease Finance Corp.	Ultratech

In connection with PM&P’s November 2014 non-employee director and executive compensation assessment for fiscal years 2015-2016, the Company updated the Compensation Peer Group to eliminate companies that are no longer publically traded, did not perform in line with the Company or others in the Compensation Peer Group, did not have material revenue derived from leasing, were in a rate regulated industry and/or did not sell or lease a “hard product”. The Company also complied with best practice parameters by including companies in a similar industry or geography and with similar financial metrics such as, revenue, market capitalization and net income. Based on this update, the Committee agreed to reduce the total number of companies in the 2015–2016 Compensation Peer Group from 21 to 16. This was achieved by removing eight companies from the 2013–2014 list (two were no longer publicly traded, Peet’s Coffee and SeaCube Container Leasing; two were in industries with regulated rate setting, California Water Service and SJW Corp.; one had poor financial performances, Ultratech; one had proportionally minimal leasing revenue, Drill-Quip; and two did not sell or lease a ‘hard product”, Advent Software and Exponent) and added three new companies to the group (General Finance Corporation, H&E Equipment Services, Inc. and Integrated Silicon Solution Inc.) 13 of the 16 companies included in the 2015–2016 Compensation Peer Group were also part of the 2013-2014 Compensation Peer Group.

The companies comprising the 2015-2016 Compensation Peer Group are as follows:

Aircastle LTD.	CAI International, Inc.	Coherent Inc.

Electro Rent Corp.	Electronics for Imaging, Inc.	General Finance Corporation

H&E Equipment Service, Inc.	Integrated Device Technologies, Inc.	Integrated Silicon Solution Inc.

Micrel Inc.	Mobile Mini Inc.	Monolithic Power Systems, Inc.

Power Integrations, Inc.	Synaptics, Inc.	TAL International Group, Inc.

Willis Lease Finance Corp.

Process of Setting and Approving Executive Compensation; Role of Chief Executive Officer

The Committee approves annual compensation levels and equity awards to all of our executive officers. The process is described below:

1.    Annually, the Committee reviews an independent compensation consultant’s analysis to evaluate for each executive officer (1) a target total compensation amount, (2) the appropriate allocation of base salary, annual bonus and long-term equity incentive compensation, (3) risk of any compensation element that could have an adverse impact on the Company, and (4) if there should be any change to the forms of compensation to better align our executive officers’ interests with those of our shareholders.

2.    For the Chief Executive Officer, the allocation of base salary, annual bonus and long term equity incentive compensation and the applicable performance target levels are determined by the Committee, in consultation with the Chairman of the Board of Directors and separately with all of the independent directors. The Chief Executive Officer has no role in setting his compensation.

3.    For the other executive officers, the Chief Executive Officer recommends the allocation of base salaries, annual bonuses and long-term equity incentive compensation, and the applicable performance target levels for each of the other executive officers. These recommendations are presented to the Committee for the Committee’s consideration and, if appropriate, approval.

4.    Shortly after the end of the year, the Chief Executive Officer reviews the performance of each executive officer (other than himself) against his or her established personal objectives for the year and general management responsibilities. The conclusions reached and recommendations based on these reviews are presented by the Chief Executive Officer to the Committee for consideration. The Committee exercises its discretion in modifying any recommended adjustments or awards. The Committee then approves, as presented or modified, all compensation for these executive officers.

5.    Shortly after the end of the fiscal year, the Committee reviews the Chief Executive Officer’s performance. The Committee then determines, based on the market data and the Chief Executive Officer’s performance, and after consultation with the Chairman of the Board of Directors and separately with all independent directors, the compensation of the Chief Executive Officer.

2014 Executive Compensation Elements

Annual Base Salary

The Company provides its executive officers and other employees with a base salary to compensate them for services rendered in the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position using the following criteria:

1.	Market data provided by our outside consultants;

2.	Internal review of each executive’s compensation, both individually and relative to other executive officers; and

3.	Individual performance of each executive.

Salary levels are typically considered as part of the Company’s performance review process on an annual basis as well as upon promotion or other change in job responsibility. Merit increases to salaries of each executive officer are based on the Chief Executive Officer and Committee’s assessment of the individual’s performance in his or her annual performance.

2014 and 2015 Annual Base Salary

The table below sets forth the annual base salary of each of our named executive officers in 2014. Based on the performance results of 2014, the outlook for the Company in 2015, the analysis conducted by the

Committee’s consultant, and the CEO’s input for executive officers other than himself, the Committee considered and approved the increased base salaries for the named executive officers in 2015 also shown in the table below.

Name	2014 Base Salary	2015 Base Salary
Dennis C. Kakures	$500,000	$550,000
Joseph F. Hanna	$345,000	$358,000
Keith E. Pratt	$347,000	$358,000
Philip B. Hawkins	$230,000	$242,000
Randle F. Rose	$267,000	$275,000

Non-Equity Performance-Based Incentive Compensation

In 2014, each executive officer had non-equity performance-based incentive awards as described below:

Non-Equity Performance-Based Incentive Plan Components:

The Bonus Plan is comprised of two components. The first component compensates the executive for his or her efforts leading to the Company’s success at meeting its annual profitability goals. The second component measures the executive officer’s success at accomplishing his or her personal annual priorities. These two components are used to assure an emphasis on annual profitability and to define each executive officer’s specific role with measurable goals to achieve annual and long-term increases in shareholder value. The weighting of these two components varies depending on the individual executive officer’s ability to influence profitability; however, generally the profitability component is approximately two-thirds of the total so as to better align compensation with total shareholder return.

Component 1—Profitability:

Most of our executive officers are eligible to earn a cash bonus tied to the Company’s success at meeting certain annual profitability goals. The profitability goal of the Company for most of its executive officers (including four of its named executive officers) has three components—approximately 70% is based on the Company’s pre-tax income (“PTI”), 15% is based on the Company’s rental return on rental equipment (“RRRE”), and 15% is based on total Company sales, general and administrative expenses (“TSGA”) in relation to overall Company revenue.

The profitability goal for a Vice President & Division Manager will vary by division; however, in most cases (including one of the Company’s named executive officers, Mr. Hawkins, who holds a divisional officer position), it is based 70% on his or her respective divisional EBIT (“DEBIT”) profitability, 15% on divisional RRRE (“DRRRE”), and 15% on divisional sales, general and administrative expenses (“DSGA”) in relation to divisional revenue.

PTI and TSGA are calculated from results reported on the Company’s income statement. RRRE is calculated by taking gross profit on rents and subtracting direct SG&A, then dividing the result by the monthly average original acquisition cost of equipment (including held-for-resale equipment and accessories).

The Company believes these are the most appropriate metrics to support the long-term financial health of the Company. We use a collaborative process between our Chief Executive Officer, Chief Financial Officer and various other executive officers to determine the annual profitability goal for each of the executive officers of the Company, which goals are then recommended to the Committee. The Committee then reviews each executive officer’s compensation history and performance before determining final levels for such profitability goals.

The annual profitability goals for each division and the Company are established at the beginning of each fiscal year based upon a “realistic stretch” philosophy. The Company’s management determines the potential annual financial performance for each division and the Company based upon its outlook for the opportunity levels in the markets in which it operates, strategic and tactical initiatives and other key factors and special circumstances, applying a “realistic stretch” view to what potentially can be accomplished. We expect that although it would take a significant amount of effort on the part of each individual, 100% of the target annual profitability level can be achieved for the year. We assume any amount in excess of the target annual profitability goal would be difficult to achieve without extraordinary effort or the occurrence of significant and unforeseen changes in the competitive landscape. Each executive officer has a designated percentage of base salary for the calendar year that can be earned for achieving 100% of his or her respective annual profitability goal. For levels achieved between 80% and 99% of the profitability goal, a rapidly reducing scale is utilized to determine bonus percentage amounts of base salary as shown in the table below:

% of Profitability Goal Achieved	% of Total Profitability Goal Bonus Monies Available
100%	100%
98%	90%
96%	80%
94%	70%
92%	60%
90%	55%
89%	50%
88%	45%
87%	40%
86%	35%
85%	30%
84%	25%
83%	20%
82%	15%
81%	10%
80%	5%

No amount is paid for levels below 80% of the profitability goal. For each 1% increase achieved above 100% of the profitability goals for PTI or DEBIT, an additional 2% of base salary is awarded, multiplied by the profitability goal percentage bonus amount. For each 1% achieved above 100% of the profitability goal for RRRE or DRRRE, an additional 2% of base salary is awarded, multiplied by the profitability goal percentage bonus amount. The maximum overage percentage of base salary that can be earned by an executive officer cumulatively for all profitability goals is the individual executive officer’s maximum profitability percentage at 100% of achievement of the goal, as listed below for the named executive officers under “Bonus Plan Percentages,” so that the maximum he or she can earn is two times the target bonus percentage for profitability.

Component 2—Personal Annual Priorities:

The second component for the Bonus Plan measures each executive officer’s success at accomplishing his or her personal annual priorities. Final determination of the personal annual priorities for each executive officer rests with the Chief Executive Officer (other than the personal annual priorities of the Chief Executive Officer, which are determined by the Committee, after consultation with the Chairman of the Board of Directors and separately with all independent directors). These personal annual priorities are measured periodically throughout the year and paid annually, using a collaborative process between the Chief Executive Officer or a Senior Vice President and each executive officer. The personal annual priorities for each executive officer generally are comprised of a maximum of four items deemed to be the most critical priorities that require action to be taken for the current evaluation period. Each priority is weighted according to (1) the critical nature of the priority relative to other priorities, and (2) the amount of time and effort involved in accomplishing the priority relative to other priorities.

Listed below under “Bonus Plan Percentages” is a schedule identifying each named executive officer and the percentage amounts of base salary for the calendar year 2014 that could have been earned under this component for achieving a 100% rating for all personal priorities. In the event of truly outstanding achievement under an individual personal annual priority, an executive officer may receive up to a maximum score of 125%. Although infrequent, it is possible for an executive officer to achieve 125% in each of his or her personal annual priorities. Each personal annual priority goal represents a challenge and complete success is not always solely in the control of the executive officer. There are factors that may affect the outcome, including changes in market conditions and unanticipated variables. Each personal annual priority is measured and the overall weighted average of achievement for all personal annual priorities is multiplied by the total percentage of base salary allotted to personal annual priorities available to each executive officer. The Committee annually uses its discretion to allocate specific percentages of profitability and personal annual priorities for each executive officer.

Bonus Plan Percentages:

Based on each named executive officer’s performance results in 2013, the outlook for the Company in 2014, the analysis conducted by the Committee’s consultant, and the CEO’s input for executive officers other than himself, the Committee considered and approved the bonus plan percentages for the profitability goal and the personal annual priorities components in 2014 for the named executive officers as shown in the table below (which includes percentages applicable if the target is met for each goal, as well as the maximum percentages applicable if the target is exceeded for each goal).

Name	Profitability (at 100% of Achievement)	Maximum Profitability (at maximum overage percentage)	Personal Annual Priorities (at 100% of Achievement)	Maximum Personal Annual Priorities (at 125% of Achievement)	Total Annual Bonus (at 100% of Achievement)	Maximum Annual Bonus
Dennis C. Kakures	55.00%	110.00%	25.00%	31.25%	80.00%	141.25%

Joseph F. Hanna	45.00%	90.00%	20.00%	25.00%	65.00%	115.00%

Keith E. Pratt	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

Philip B. Hawkins	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

Randle F. Rose	20.00%	40.00%	30.00%	37.50%	50.00%	77.50%

Based on each named executive officer’s performance results in 2014, the outlook for the Company in 2015, the analysis conducted by the Committee’s consultant, and the CEO’s input for executive officers other than himself, the Committee considered and approved the bonus plan percentages in 2015 for the named executive officers as shown in the table below (which includes percentages applicable if the target is met for each goal, as well as the maximum percentages applicable if the target is exceeded for each goal).

Name	Profitability (at 100% of Achievement)	Maximum Profitability (at maximum overage percentage)	Personal Annual Priorities (at 100% of Achievement)	Maximum Personal Annual Priorities (at 125% of Achievement)	Total Annual Bonus (at 100% of Achievement)	Maximum Annual Bonus
Dennis C. Kakures	60.00%	120.00%	25.00%	31.25%	85.00%	151.25%

Joseph F. Hanna	45.00%	90.00%	20.00%	25.00%	65.00%	115.00%

Keith E. Pratt	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

Philip B. Hawkins	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

Randle F. Rose	20.00%	40.00%	30.00%	37.50%	50.00%	77.50%

Under the terms of the Bonus Plan, in the event of a named executive officer’s termination with the Company, voluntarily or involuntarily, with or without cause, which occurs prior to the end of the fiscal year, his or her cash bonus shall be prorated accordingly and distributed to such named executive officer upon termination.

2014 Goals and Results:

The Company’s 2014 annual profitability goals for PTI, RRRE and TSGA were $76,561,000, 6.67% and $97,635,000, respectively. Results achieved for PTI, RRRE and TSGA were 102.47%, 94.9% and 100.8%, respectively. Mr. Hawkins had division specific goals for DEBIT, DRRRE and DSGA which were $16,500,000, $2.18% and $22,111,000. Actual division achievement for DEBIT, DRRRE and DSGA was 119.16%, 92.66% and 96.73%, respectively. Therefore, based on the terms of the 2014 Bonus Plan, total profitability goal bonus amounts earned for each of Messrs. Kakures, Hanna, Pratt, Hawkins and Rose was $282,287, $160,841, $145,616, $134,140 and $61,120, respectively.

Mr. Kakures achieved 87% of his 2014 personal annual priorities goals, consisting of managing strategic growth initiatives, modular, tank and portable storage divisional plan execution, and other strategic and tactical initiatives. Mr. Hanna achieved 93% of his 2014 personal annual priorities goals, consisting of tank division leadership development and improvement of operating metrics within the tank and modular divisions. Mr. Pratt achieved 92% of his 2014 personal annual priorities goals, consisting of improvement of tank division credit and collection performance, improvement of the modular division’s operating profits, support of the electronics division expansion into India and other strategic and tactical initiatives. Mr. Hawkins achieved 98% of his 2014 personal annual priorities goals, consisting of improvement on divisional operating metrics, specifically close ratios and rental rates, enhanced focus of divisional safety initiatives and results and process related organizational discipline. Mr. Rose achieved 86% of his 2014 personal annual priorities goals, consisting of real estate growth initiatives, security, acquisitions, corporate policies and compliance, IT system enhancements and cost control, and continued focus on Company environmental, health and safety initiatives and results. Consequently, each of Messrs. Kakures, Hanna, Pratt, Hawkins and Rose received $109,068, $ 64,365, $63,768, $44,912 and $68,409, respectively, based on the achievement of 2014 personal annual priorities goals.

The Annual Bonus amounts under the Bonus Plan paid to each of the named executive officers are listed in column (g) in the “Summary Compensation Table” on page 37 of this Proxy Statement.

Long-Term Incentive Compensation

Historically, we had a practice of granting annual stock options to executive officers with a five-year vesting period (20% per year), based on our philosophy of rewarding our executive officers when our shareholders realized long-term growth in the appreciation of our stock.

In the second half of 2009, the Committee directed management and Compensia to evaluate a variety of equity grant alternatives allowed under the 2007 Plan, including investigating the use of stock appreciation rights (“SARs”) and restricted stock units (“RSUs”). Criteria considered included the direct correlation between the financial performance of the Company, the employee’s influence over profit and loss and the grant level earned, the dilutive impact of various forms of equity grants to earnings per share (“EPS”), and the employee’s ability to increase his or her personal holdings of the Company’s shares. Based on this evaluation, the Committee concluded it would be in the best interest of the Company and its shareholders to modify its equity granting approach beginning in 2010 to discontinue its practice of granting stock options in favor of a mix of SARs and RSUs split equally between personal merit/service-based equity awards and EPS performance-based awards. The goal was to increase the employee’s focus on long-term EPS financial performance, decrease the share dilution impact of equity grants, and increase the likelihood of employees holding more shares over time.

For designated employees, including executive officers, the approach approved by the Committee in 2010 was to grant 50% of the equity value to be granted as SARs vesting over five (5) years. In effect, the SARs are merit/service-based equity remuneration. The other 50% of the equity value to be granted was in the form of RSUs and earned based upon achievement of a three-year cumulative EPS goal with 60% vesting upon meeting the EPS target at the end of year three and subsequent vesting of 20% per year over next two years.

In 2010, the Committee approved a change for divisional officer positions, including Mr. Hawkins, for the 50% RSU equity grant to be earned based upon a three-year cumulative EBIT performance of their respective division rather than a three-year cumulative Company EPS target. By having each divisional officer’s performance tied directly to his or her respective division’s performance, this change allows for that officer to be measured with diminished influence, positive or negative, of any other division’s performance.

Based on Compensia’s analysis, recommendation of the CEO, and as approved by the Committee, in an effort to retain key modular division management, including Mr. Hawkins, given the unique recovery dynamics of the modular division and related nonattainment of prior three-year performance-based EBIT targets for the past few years, 100% SARs were granted for fiscal year 2014. Equity grants in future years are anticipated to resume to 50% SARs and 50% RSUs as described above.

In addition, the Committee approved a change to the settlement requirements of the RSUs granted in 2011 and later, such that for all RSU grants settled in net shares (after the Company withholds shares in connection with the individual employee’s tax liability), a minimum of 10% of those net shares must be retained by the executive officer until they have met the stock ownership levels described in “Executive Officer Stock Ownership Guidelines” below.

Consistent with the Company’s Equity Granting Policy, as described under that heading below, in March 2014, designated employees, including executive officers, received equity grants, the amounts of which that were granted to our named executive officers are listed in the “2014 Grant of Plan-Based Awards” table on page 38 of this Proxy Statement.

When making annual executive officer equity grants, we first establish a dollar value of the total equity compensation to be awarded to each executive officer based on input from the Committee’s consultant’s competitive analysis, and the CEO’s recommendations other than for himself. We take 50% of the award amount and divide that number by the current Black-Scholes option pricing model value per share then round to the nearest 100 shares to determine the total number of option or SARs shares to be awarded. We take the remaining 50% of the award amount and divide by the NASDAQ closing price of our shares on the date of the grant then round to the nearest 100 shares to determine the total number of RSU full value shares to be awarded, subject to achievement of a three-year cumulative EPS (corporate) or EBIT (divisional) goal. Although we use what we consider to be a reasoned approach in determining the number of SARs or RSUs to award our executive officers with a formula that is based on a widely accepted option pricing model, the ultimate value of the equity issued only becomes clear when underlying shares vest and are sold. The SARs may not realize any value, while RSUs may decline in value. Conversely, SARs and RSUs may be worth much more than the fair value initially estimated on the date of grant. As a result, we do not consider realizable gains from prior stock option or other types of equity grants or existing levels of share ownership when setting new grant amounts.

Executive Officer Stock Ownership and Stock Holdback Guidelines

The Board of Directors believes that, in order to better align the interests of management and shareholders, executive officers should have a significant financial (equity) stake in the Company. Each executive officer has a target level of Company Common Stock value to achieve within seven (7) years of the later of his or her date of hire or March 1, 2007. The target level of Common Stock value to be achieved is a multiple of each executive officer’s base salary. The multiples of executive officer base salary are four (4) times for the Chief Executive Officer and two (2) times for all other executive officer positions. In evaluating whether the Common Stock value ownership guideline has been met, all shares of Common Stock owned, Employee Stock Ownership and 401(k) Plan (“KSOP”) shares and 50% of the value (market price less strike price) of all vested unexercised stock options are considered. The Board of Directors evaluates whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship.

Each executive officer has a 10% holdback provision for RSU equity grant settlements to facilitate earlier achievement of stock ownership under the Company’s stock ownership guidelines.

Equity Granting Policy

In 2007, the Board of Directors adopted an equity granting methodology (part of the 2007 Plan) whereby there is one annual equity grant date, which is the date when the blackout window opens after the year-end earnings are released. All designated non-employee directors, executive officers and key employees are eligible to receive an equity grant on the annual equity grant date with an exercise price (for stock options or SARs), or grant price (for RSUs), equal to the NASDAQ Stock Market close price on that day. The Board of Directors convenes a meeting on this date after the NASDAQ Stock Market closes to determine the number of shares to be granted. The Board of Directors may grant to the Chief Executive Officer an additional allotment of options or shares to be granted at his discretion to new hires and promotion candidates over the course of the following year, with the grant date and exercise or grant price based on the last trading day of each month of the employment event. This allotment is not available to executive officers, as all grants to executive officers must be made by the Committee.

Compensation Recoupment Policy

In 2011, the Board of Directors adopted a Compensation Recoupment Policy that applies to executive officers if the Company is required to restate its financial statements. The Board believes it is desirable and in the best interests of the Company and its shareholders to maintain and enhance a culture that is focused on integrity and accountability and believes that this policy discourages conduct detrimental to the Company’s sustained growth. This Compensation Recoupment Policy requires any current or former executive officer, in the event of a financial restatement, to reimburse the Company with respect to any incentive compensation (including cash and equity awards) received during the past three years that is in excess of that which would have been received if such compensation had been based upon the financial statements as so restated. The Compensation Recoupment Policy is posted on our web site at www.mgrc.com under the Investors/Corporate Governance section.

Risk-Hedging Policies

Pursuant to the Company’s Insider Trading Policy, which was most recently amended and restated on February 24, 2015, executives of the Company are prohibited from engaging in short-term or speculative securities transactions with respect to the Company’s Common Stock, such as short sales, puts, calls and other exchange-traded derivatives, without prior consent of the Company’s compliance officer. These prohibited transactions can have the effect of reducing or cancelling the risk of an investment in the Common Stock, particularly in the short-term. Therefore, these prohibited transactions may create the appearance that the executives are trading on inside information. Additionally, certain forms of hedging or monetization transactions allow a shareholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without full risks and rewards of ownership. Therefore, executives are also prohibited from hedging transactions without prior consent of the Company’s compliance officer. The Company’s Insider Trading Policy further provides that Company personnel who purchase or sell Company securities in the open market may not correspondingly sell or purchase any Company securities of the same class during the six months following the purchase. Company personnel must also advise and discuss with the compliance officer of the Company the purchase of the Company’s securities on margin or holding the Company’s securities in a margin account or the pledging of Company securities prior to engaging in such transactions. No executive has been approved for any transaction described in this paragraph, and we currently do not have any executive officers or directors with pledged Company shares. The Insider Trading Policy is posted on our web site at www.mgrc.com under the Investors/Corporate Governance section.

Perquisites and Other Personal Benefits

Executive officers are entitled to and eligible only for the same fringe benefits for which all of our employees are eligible. We do not have programs in place to provide personal perquisites for any employee. Our healthcare and other insurance programs, including the programs’ participation costs, are the same for all eligible employees, except that any executive officer employed with the Company for at least 20 years may remain on the Company’s health insurance policy after retiring from the Company, provided that such executive officer pays 100% of the premiums. Our annual matching contributions to the Company’s KSOP, expressed as a percentage of eligible wages, up to a stated percentage of eligible wages (and any discretionary contributions that we may make to the KSOP, expressed as a percentage of eligible wages), are also the same for all eligible employees, including each named executive officer, subject to all applicable Internal Revenue Service contribution limits and formulas for plans of these types.

Change in Control Arrangements

In 2013, the Compensation Committee adopted a “Change in Control Severance Plan.” The adopted plan had an initial two-year term with no automatic renewal. This action was taken by the Committee to help ensure appropriate behavior by individuals in key management roles in evaluating, presenting, and acting upon change in control opportunities involving the Company that may arise. The Committee believes that adopting this Plan is in the best interests of shareholders in helping to ensure a) the individuals in those management roles most likely to influence a change in control opportunity are appropriately incentivized to act in the best interests of shareholders, b) continuity of management before and during an impending transaction, or the need for continuity in management after a change in control, and c) the Company’s continuing ability to attract talented senior management members, as well as to avoid executives departing due to limited or no remuneration protections in the event of a change in control transaction. Further, the Committee believes that stable corporate leadership exhibiting the desired management behaviors is imperative in order for shareholders to be in a position to realize a favorable premium in a potential sale of the Company. In April 2015, the Committee renewed the Plan for another two-year term with the same terms and conditions.

Key provisions of the adopted Plan include:

1)	Initial executive roles covered by the Plan include the CEO, CFO and COO.

2)	No “single trigger” payouts; all Plan payouts are contingent upon a change of control (as defined in the Plan) coupled with an involuntary termination of a covered executive, including for “good reason,” within 12 months of a change in control.

3)	No payouts for “cause” based terminations.

4)	Plan benefits: (a) one times annual base salary, (b) amount equal to target bonus for year of termination, (c) medical benefits under COBRA for up to twelve (12) months, and (d) reasonable outplacement assistance.

5)	No tax gross up provisions on payouts.

6)	Participants must execute a general release to receive Plan benefits.

Existing equity compensation plans provide for full acceleration of equity awards upon a qualifying termination after a change in control for all employees of the Company. The Committee believes that providing this vesting acceleration assists us in attracting and retaining key employees, including our executives, and promotes stability and continuity of our key employees, which we believe is in the best interests of our shareholders. For details, see “Potential Payments upon Termination or Change in Control” on page 40 of this Proxy Statement.

Involuntary Termination Severance Policy

In 2013, the Committee established guidelines to address involuntary termination severance eligibility and payments for executive officer level positions. The Committee believes that adopting this Policy is in the best interests of shareholders in helping to ensure the Company’s continuing ability to attract and retain talented senior executives. The guidelines provided are considered to be a general policy statement and are not intended to create a binding right to severance on the part of any person. The general guidelines of the Policy will not apply in any case to an individual for any termination which would entitle them to severance pursuant to a written plan of or agreement with the Company. Therefore, the severance benefits outlined below are not additive to any change of control benefits that any individual may otherwise be eligible to receive.

Key provisions of the adopted Policy include:

1)	A severance payment of up to the equivalent of twelve (12) months of base salary.

2)	Medical benefits under COBRA for up to twelve (12) months.

3)	Reasonable outplacement assistance.

4)	No acceleration of vesting of outstanding equity awards, except in the event of a change in control, as provided for in existing equity agreements.

5)	No payouts for “cause” based terminations.

6)	No tax gross up provisions on payouts.

7)	Participants must execute a general release to receive Policy benefits.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the corporate deduction for compensation paid to executive officers to $1 million unless such compensation qualifies as “performance-based compensation.” Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders. The Committee intends to maximize our ability to deduct executive compensation for tax purposes to the extent structuring our executive compensation for tax purposes is in alignment with our compensation philosophy. The Committee nonetheless reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when the committee believes that such payments are appropriate and in the best interests of our shareholders, after taking into account changing business conditions or the executive officer’s performance. In addition, the Committee cannot provide any assurances that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because: (1) a number of requirements must be satisfied in order for the compensation to qualify; and (2) uncertainties as to the application and interpretation surrounding this section currently exist. With respect to the compensation paid to our named executive officers in 2014, the compensation was below the $1 million limit for all of our named executive officers, except Mr. Kakures with compensation of $1,022,630 and Mr. Hanna with compensation of $96,639 above the Section 162(m) limit.

Accounting for Stock-Based Compensation

We accrue our named executive officers’ salaries and incentive awards as an expense when earned. For our stock based compensation, the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), requires us to recognize compensation expense within our income statement for all share-based payment arrangements, which includes employee stock option plans. The expense is based on the grant-date fair value of the equity award granted, and is recognized ratably over the requisite service period. The Committee considers the expense of equity awards as part of its overall evaluation of our equity compensation program.

Compensation Policies and Practices and Risk Management

The Committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•	A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives and long-term equity awards.

•

Multiple Performance Factors—Our incentive compensation plans use both company-wide metrics (revenue targets) and individual annual priorities, which encourage focus on the achievement of objectives for the overall benefit of the Company.

•	Capped Cash Incentive Awards—Annual cash bonus incentive awards are capped for our executive officers.

•	Multi-Year Vesting—Equity awards vest over multiple years requiring long-term commitment on the part of employees.

•

Competitive Positioning—The Committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice. The Committee generally targets the total compensation for our non-employee directors and executive officers at or slightly above the median (the 50th percentile) of compensation paid to similarly situated executives of the peer companies.

•	Corporate Governance Programs—We have implemented corporate governance guidelines, a code of conduct, a compensation recoupment policy and other corporate governance measures and internal controls.

•

The Committee also reviews the key design elements of our compensation programs in relation to industry practices, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the board. Based on this review, the Committee concluded that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on the Company.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act, unless specifically stated to be incorporated by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William J. Dawson, Chair

Elizabeth A. Fetter

M. Richard Smith

Dennis P. Stradford

Summary Compensation Table

The following table provides summary information concerning the compensation earned during the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 by our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer and each of our two most highly compensated executive officers during our last completed fiscal year whose total salary, bonus and other compensation exceeded $100,000. The executive officers listed below are referred to in this Proxy Statement as the “named executive officers.”

Summary Compensation Table

(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Dennis C. Kakures President and Chief Executive Officer	2014 2013 2012	$ $ $	500,026 499,366 484,423	— — —	$ $ $	300,288 450,840 369,930	$ $ $	290,185 450,260 —	$ $ $	391,355 247,154 135,941	— — —	$ $ $	10,400 10,200 10,000	$ $ $	1,492,254 1,657,820 1,000,294

Joseph F. Hanna Senior Vice President and Chief Operating Officer	2014 2013 2012	$ $ $	344,564 334,578 324,423	— — —	$ $ $	212,160 213,860 191,235	$ $ $	206,137 212,676 192,270	$ $ $	225,206 141,075 92,299	— — —	$ $ $	10,400 10,200 9,100	$ $ $	998,467 912,389 809,327

Keith E. Pratt Senior Vice President and Chief Financial Officer	2014 2013 2012	$ $ $	346,564 336,704 329,615	— — —	$ $ $	176,256 176,290 175,560	$ $ $	169,864 175,314 174,590	$ $ $	209,384 105,534 70,867	— — —	$ $ $	10,400 10,200 10,000	$ $ $	912,468 804,042 760,632

Philip B. Hawkins Vice President and Division Manager, Mobile Modular	2014 2013 2012	$ $ $	229,610 220,535 210,000	— — —	$ $ $	— 101,150 100,320	$ $ $	193,751 99,632 99,450	$ $ $	179,051 115,871 108,570	— — —	$ $ $	10,400 10,200 10,000	$ $ $	612,812 547,388 528,340

Randle F. Rose Senior Vice President, Chief Administrative, Officer and Secretary	2014 2013 2012	$ $ $	266,702 259,789 254,423	— — —	$ $ $	84,864 83,810 84,645	$ $ $	82,278 85,262 85,085	$ $ $	129,530 91,597 71,620	— — —	$ $ $	10,400 10,200 10,000	$ $ $	573,774 530,658 505,773

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value amounts, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, of awards granted pursuant to the 2007 Plan and the 1998 Plan. Assumptions used in the calculation of these amounts are included in Note 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the 2014 Annual Report. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that may be realized by the named executive officers. In 2012 and 2014 as previously disclosed, in an effort to allow for additional equity compensation for certain key employees while maintaining budget disciplines, Mr. Kakures requested a reduction in his annual equity grant levels of 50% and 33%, respectively.
(2)	The amounts in column (g) reflect amounts earned by the named executive officers during the fiscal year ended December 31, 2014 and paid in 2015 pursuant to the Bonus Plan, which is discussed in further detail on page 28 under the heading “Non-Equity Performance-Based Incentive Plan Components.”
(3)	The amounts in column (i) reflect the cash contributions allocated to each named executive officer pursuant to the provisions of the Company’s Employee Stock Ownership and 401(k) Plan.

2014 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis C. Kakures		$13,751	$400,021	$706,287	—	—	—	—	—	—	—
	3/3/2014	—	—	—	920	9,200	18,400		32,800	$32.64	$290,185
Joseph F. Hanna		$7,753	$223,967	$396,249	—	—	—	—	—	—	—
	3/3/2014	—	—	—	650	6,500	13,00	—	23,300	$32.64	$206,137
Keith E. Pratt		$6,931	$207,938	$363,892	—	—	—	—	—	—	—
	3/3/2014	—	—	—	540	5,400	10,800	—	19,200	$32.64	$169,864
Philip B. Hawkins		$4,592	$137,766	$241,091	—	—	—	—	—	—	—
	3/3/2014	—	—	—	—	—	—	—	21,900	$32.64	$193,751
Randle F. Rose		$2,667	$133,351	$206,694	—	—	—	—	—	—	—
	3/3/2014	—	—	—	260	2,600	5,200	—	9,300	$32.64	$82,278

(1)	The amounts listed in these columns reflect the threshold, target, and maximum amounts payable to the named executive officers pursuant to the Bonus Plan, which is discussed in further detail on page 28 under the heading “Non-Equity Performance-Based Incentive Plan Components”. The threshold assumptions assume achieving 80% of the profitability target and no achievement of the personal annual priorities.
(2)	On March 3, 2014, each named executive officer with the exception of Mr. Hawkins received a grant of RSUs, which are earned based on achievement of a target based on a cumulative three-year EPS goal. The minimum number of shares that could be earned is 10% of the target; the maximum is 200%. The RSUs are earned at the end of three years; with 60% of the earned shares to be issued at the end of year 3, 20% to be issued at the end of year 4, and 20% to be issued at the end of year 5, all contingent on continued employment by the Company.
(3)	On March 3, 2014, each named executive officer received a grant of SARs; the exercise price was based on the NASDAQ Stock Market close price of $32.64 on that date. The SAR grants have a seven-year term and vest 20% at the end of year one, and 5% per quarter thereafter.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Dennis C. Kakures	90,000	0		$29.56	01/20/2016	—	—	—	—
	34,200	1,800		$23.92	02/26/2017	—	—	5,000	$186,472
	27,150	9,050		$27.99	02/25/2018	—	—	9,928	$356,018
	16,450	30,550		$28.99	02/25/2020	—	—	15,600	$559,416
	0	32,800		$32.64	03/03/2021	—	—	9,200	$329,912

Joseph F. Hanna	35,000	0		$29.56	01/20/2016	—	—	—	—
	70,000	0		$15.62	02/27/2016	—	—	—	—
	18,050	950		$23.92	02/26/2017	—	—	2,800	$100,408
	12,825	4,275		$27.99	02/25/2018	—	—	4,738	$169,904
	9,570	7,830		$31.35	03/02/2019	—	—	—	—
	7,770	14,430		$28.99	02/25/2020	—	—	7,400	$265,364
	0	23,300		$32.64	03/03/2021	—	—	6,500	$233,090

Keith E. Pratt	40,000	0		$29.56	01/20/2016	—	—	—	—
	11,500	0		$15.62	02/27/2016	—	—	—	—
	8,050	950		$23.92	02/26/2017	—	—	2,800	$100,408
	12,825	4,275		$27.99	02/25/2018	—	—	4,738	$169,904
	8,690	7,110		$31.35	03/02/2019	—	—	—	—
	6,405	11,895		$28.90	02/25/2020	—	—	6,100	$218,746
	0	19,200		$32.64	03/03/2021	—	—	5,400	$193,644

Philip B. Hawkins	9,500	500		$23.90	02/26/2017	—	—	1,200	$43,032
	6,225	2,075		$27.99	02/25/2018	—	—	2,400	$86,064
	4,950	4,050		$31.35	03/02/2019	—	—	—	—
	3,640	6,760		$28.99	02/25/2020	—	—	3,500	$125,510
	0	21,900		$32.64	03/03/2021	—	—	—	—

Randle F. Rose	20,000	0		$29.56	01/20/2016	—	—	—	—
	4,200	0		$15.62	02/27/2016	—	—	—	—
	7,600	400		$23.92	02/26/2017	—	—	1,200	$43,032
	6,225	2,075		$27.99	02/25/2018	—	—	2,256	$80,900
	4,235	3,465		$31.35	03/02/2019	—	—	—	—
	3,115	5,785		$28.90	02/25/2020	—	—	2,900	$103,994
	0	9,300		$32.64	03/03/2021	—	—	2,600	$93,236

(1)	All option grants are seven year options, except for the option grant with the expiration date of January 20, 2016, which is a ten year option; all options vest 20% at the end of year one, and 5% per quarter thereafter.

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis C. Kakures	184,700	$2,399,660	20,090	$672,950
Joseph F. Hanna	130,000	$1,946,600	9,907	$332,632
Keith E. Pratt	60,000	$624,300	9,907	$332,632
Philip B. Hawkins	16,600	$169,112	4,800	$160,644
Randle F. Rose	—	—	4,584	$153,594

(1)	The “value realized on exercise” represents the number of shares of Common Stock acquired on exercise of the applicable option multiplied by the NASDAQ Stock Market close price of our Common Stock on the applicable date of exercise, less the number of shares of Common Stock acquired on exercise of the option multiplied by the exercise price of the option.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding our equity compensation plans as of December 31, 2014:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,343,760	$27.25	1,205,444
Equity compensation plans not approved by security holders	—	$—	—
Total	1,343,760	$27.25	1,205,444

Our 2007 Stock Incentive Plan and 1998 Stock Option Plan were both approved by shareholders and have been filed as exhibits to our Annual Report on Form 10-K.

Potential Payments upon Termination or Change-in-Control

Under the terms of our Bonus Plan, 1998 Plan, 2007 Plan, and Employee Stock Ownership and 401(k) Plan (“KSOP”), payments may be made to each of our named executive officers upon his or her termination of employment or a change in control (as defined in each plan) of the Company. See “Compensation Discussion and Analysis” and “Equity Compensation Plan Information” for a description of, and an explanation of the specific circumstances that would trigger payments under, each plan. The following table sets forth the estimated payments that would be made to each of our named executive officers upon voluntary termination, involuntary termination—not for cause, for cause, or as a qualifying termination in connection with a change in control (as defined in each plan)—and death or permanent disability. The payments would be made pursuant to the plans identified in this paragraph. The information set forth in the table below assumes the termination event occurred on December 31, 2014.

The actual amounts to be paid out can only be determined at the time of an executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination	Involuntary Termination		Involuntary Termination & Change in Control	Death or Permanent Disability
		Not For Cause	For Cause
Dennis C. Kakures(4)
Non-Equity Incentive Plan(1)	$0	$0	$0	$391,355	$0
Accelerated Awards Under Equity Incentive Plans(2)	0	0	0	2,265,926	0
Base Salary(3)	0	500,000	0	500,000	0
Continuation of Medical Benefits Under COBRA (present value)(3)	0	11,306	0	11,306	0
Reasonable Outplacement Assistance(4)	0	15,000	0	15,000	0

Total	$0	$526,306	$0	$3,183,587	$0
Joseph F. Hanna(4)
Non-Equity Incentive Plan(1)	$0	$0	$0	$225,206	$0
Accelerated Awards Under Equity Incentive Plans(2)	0	0	0	1,243,272	0
Base Salary(3)	0	345,000	0	345,000	0
Continuation of Medical Benefits Under COBRA (present value)(3)	0	11,501	0	11,501	0
Reasonable Outplacement Assistance(3)	0	15,000	0	15,000	0

Total	$0	$371,501	$0	$1,839,979	$0
Keith E. Pratt(4)
Non-Equity Incentive Plan(1)	$0	$0	$0	$209,384	$0
Accelerated Awards Under Equity Incentive Plans(2)	0	0	0	1,105,185	0
Base Salary(3)	0	347,000	0	347,000	0
Continuation of Medical Benefits Under COBRA (present value)(3)	0	18,295	0	18,295	0
Reasonable Outplacement Assistance(3)	0	15,000	0	15,000	0

Total	$0	$380,295	$0	$1,694,864	$0
Philip B. Hawkins(4)
Non-Equity Incentive Plan	$0	$0	$0	$0	$0
Accelerated Awards Under Equity Incentive Plans(2)	0	0	0	527,491	0
Base Salary(3)	0	230,000	0	230,000	0
Continuation of Medical Benefits Under COBRA (present value)(3)	0	18,295	0	18,295	0
Reasonable Outplacement Assistance(3)	0	15,000	0	15,000	0

Total	$0	$263,295	$0	$790,786	$0
Randle F. Rose(4)
Non-Equity Incentive Plan	$0	$0	$0	$0	$0
Unvested and Accelerated Awards Under Equity Incentive Plans(2)	0	0	0	524,927	0
Base Salary(3)	0	267,000	0	267,000	0
Continuation of Medical Benefits Under COBRA (present value)(3)	0	18,295	0	18,295	0
Reasonable Outplacement Assistance(3)	0	15,000	0	15,000	0

Total	$0	$300,295	$0	$825,222	$0

(1)	In the event of termination of employment with the Company due to an involuntary termination and change of control trigger that occurs prior to the end of the fiscal year, payments under the Bonus Plan are pro-rated accordingly.
(2)	Includes our 1998 Plan and 2007 Plan. Assumes termination event on December 31, 2014 with a closing NASDAQ Stock Market price of $35.86 per share.
(3)	In the event of termination of employment with the Company due to an involuntary not for cause termination or an involuntary termination coupled with a change in control of the Company, the base salary, continuous medical benefits under COBRA and reasonable outplacement services would be provided for up to twelve (12) months. The maximum amounts have been declared but the amounts awarded could be less at the discretion of the Compensation Committee.
(4)	The payout based on a change in control trigger is not additive to any other termination trigger payouts.

Treatment of Certain Compensation Elements Upon Termination

Executive Severance Policy. We do not have employment agreements, but in 2013, the Compensation Committee established guidelines to address involuntary termination severance eligibility and payments for executive officer level positions. For details, see “Involuntary Termination Severance Policy” on page 34 of this Proxy Statement.

Pension Benefits. All employees who participate in our KSOP are entitled to their vested amounts upon termination of their employment.

Health and Welfare Benefit and Executive Benefits and Perquisites Continuation. An executive officer is not entitled to any continuation of his or her health and welfare benefits, executive benefits or perquisites (other than pursuant to COBRA) following the termination of his or her employment, except that any executive officer employed with the Company for at least 20 years may remain on the Company’s health insurance policy after he or she retires from the Company, provided he or she pays 100% of the premiums.

Long-Term Incentives. Except in the circumstances discussed above, an executive officer forfeits his or her stock options to the extent they are unvested and is not entitled to any continuation of vesting or acceleration of vesting with respect to his or her options. Such executive is entitled to exercise any vested options for a period of 90 days after termination and is entitled to continue to hold his or her shares of unrestricted stock after termination in the same manner as any other employee of the Company. In the event of a qualifying termination following a change in control, an executive officer is entitled to the acceleration of vesting with respect to all of his or her equity awards, consistent with the Change in Control Arrangements described above.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company, except that David M. Whitney and Kristina VanTrease are husband and wife.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company during 2014 consisted of Messrs. Dawson, Hood, Smith and Stradford and Ms. Fetter. No member of the Compensation Committee is a present or former executive officer or employee of the Company or any of its subsidiaries. No executive officer of the Company has served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. See “Certain Relationships and Related Transactions” below for discussions about related transactions regarding the Compensation Committee members.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

The Company has entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify our executive officers or directors against expenses and, in certain cases, judgments, settlements or other payments incurred by an executive officer or director in suits brought by the Company, derivative actions brought by our shareholders and suits brought by other third parties. Indemnification has been granted under these agreements to the fullest extent permitted under California law in situations where an executive officer or director is made, or threatened to be made, a party to the legal proceeding because of his or her service to the Company.

Policies and Procedures Regarding Related Party Transactions

Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and discussing with management and the Company’s independent auditors any transactions or courses of dealing with related parties. The Audit Committee considers the following factors in determining whether to approve or disapprove (with referral to the Board of Directors) any such related party transaction or course of action: (i) the financial accounting accorded the transaction or course of action; (ii) whether the terms or other aspects differ from those that would likely be negotiated with independent parties; and (iii) whether the proposed disclosure of the transaction or course of dealing, if any, is in accordance with generally accepted accounting principles and SEC regulations.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our Common Stock as of April 16, 2015, by (i) each shareholder known to the Company to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) each executive officer named in the Summary Compensation Table above; and (iv) all directors and executive officers of the Company as a group:

Beneficial Owner(1)(2)	Shares Beneficially Owned(3)	Percentage of Class of Shares Beneficially Owned
T. Rowe Price Associates, Inc.(4)	3,069,040	11.8%
100 E. Pratt Street Baltimore, MD 21202
Columbia Wanger Asset Management, LLC(5)	2,330,300	8.9%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
The Vanguard Group(6)	1,666,163	6.4%
100 Vanguard Blvd. Malvern, PA 19355
Franklin Advisory Services, LLC(7)	1,559,828	6.0%
One Parker Plaza, Ninth Floor Fort Lee, NJ 07024
BlackRock, Inc.(8)	1,377,166	5.3%
40 East 52nd Street New York, NY 10022
Robert P. McGrath(9)	1,340,049	5.1%
Dennis C. Kakures(10)(11)	569,169	2.2%
Joseph Hanna(10)(11)	186,991	*
Keith E. Pratt(10)(11)	130,758	*
Randle F. Rose(10)(11)	63,864	*
Philip B. Hawkins(10)(11)	45,298	*
Ronald H. Zech(10)	44,089	*
Dennis P. Stradford(10)	23,800	*
William J. Dawson(10)	39,643	*
Robert C. Hood(10)	39,133	*
M. Richard Smith(10)	15,660	*
Elizabeth A. Fetter(10)	2,300	*
All executive officers and directors as a group (16 persons)(12)	1,359,182	5.2%

*	The percentage of shares beneficially owned by this director or executive officer constitutes less than 1% of our Common Stock as of April 16, 2015.
(1)	Except as otherwise indicated, the address of each of the executive officers and directors is c/o McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551.
(2)	To the Company’s knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each shareholder named in this table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.
(3)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of the Company’s Common Stock subject to equity awards currently exercisable or that will become exercisable within 60 days of April 16, 2015 are deemed outstanding for computing the percentage of the person holding such equity awards, but are not deemed outstanding for computing the percentage of any other person. Percentages are based on 26,148,402 shares of the Company’s Common Stock outstanding as of April 16, 2015.
(4)	T. Rowe Price Associates, Inc. (Price Associates) filed Amendment No. 13 to Schedule 13G with the SEC on February 17, 2015 and reported beneficial ownership of 3,069,040 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,802,600 shares, representing 6.9% of the outstanding Common Stock), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Columbia Wanger Asset Management, LLC filed Amendment No. 9 to Schedule 13G with the SEC on February 11, 2015 and reported beneficial ownership of 2,330,300 shares, sole voting power with respect to 2,106,300 shares and sole dispositive power with respect to 2,330,300 shares of Common Stock. The shares reported in the Schedule 13G include 1,580,000 shares held by Columbia Acorn Fund, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P.
(6)	The Vanguard Group filed Amendment No. 2 to Schedule 13G with the SEC on February 9, 2015 and reported beneficial ownership of 1,666,163 shares, sole voting power with respect to 32,908 shares, sole dispositive power with respect to 1,635,755 shares of Common Stock and shared dispositive power with respect to 30,408 shares of Common Stock.
(7)	Franklin Resources, Inc. filed Amendment No. 1 to Schedule 13G with the SEC on January 27, 2015 and reported beneficial ownership of 1,559,828 shares, sole voting power with respect to 1,422,218 shares and sole dispositive power with respect to 1,559,828 shares of Common Stock. Franklin Advisory Services, LLC is an investment management subsidiary of Franklin Resources, Inc., which has delegated investment discretion and voting power over these securities to Franklin Advisory Services, LLC.
(8)	BlackRock, Inc. filed Amendment No. 5 to Schedule 13G with the SEC on January 12, 2015 and reported beneficial ownership of 1,377,166 shares, sole voting power with respect to 1,312,789 shares and sole dispositive power with respect to 1,377,166 shares of Common Stock.
(9)	Robert P. McGrath and his spouse, Joan M. McGrath, share beneficial ownership of 1,340,049 shares. Mr. McGrath shares voting and dispositive power with respect to 1,340,049 of these shares with his spouse.
(10)	Includes portions of outstanding stock options or RSUs held by executive officers and directors that will be exercisable within 60 days of April 16, 2015 as follows: 16,000 shares for Mr. Dawson, 165,660 shares for Mr. Hanna, 33,060 shares for Mr. Hawkins, 16,000 shares for Mr. Hood, 186,120 shares for Mr. Kakures, 98,340 shares for Mr. Pratt, 50,590 shares for Mr. Rose, 16,000 shares for Mr. Stradford, and 708,040 shares for all executive officers and directors as a group.
(11)	Includes the shares held by the KSOP for the benefit of the named individual. The number of shares included is 800 shares for Mr. Hanna, 1,905 shares for Mr. Hawkins, 45,178 shares for Mr. Kakures, 1,056 shares for Mr. Pratt, 5,237 shares for Mr. Rose, and 66,618 shares for all executive officers and directors as a group. These shares are included because beneficiaries under the KSOP hold sole voting power over the shares (whether or not rights to the shares have vested).
(12)	See footnotes (10) and (11).

Communications with the Board of Directors

Our Board of Directors believes that full and open communication between shareholders and members of our Board of Directors is in the best interests of our shareholders. Shareholders may contact any director or committee of the Board of Directors by writing to the Compliance Officer, c/o McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551. The compliance officer will review all such communications for relevance to activities of the Board of Directors and will promptly forward all relevant written communications to the Board of Directors. Comments or complaints relating to our accounting, internal accounting controls, auditing matters, corporate fraud or violations of federal or state laws may be referred directly to our Audit Committee by writing to the Chairman of the Audit Committee, c/o Compliance Officer, McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551. Further details can be found in “Reporting Questionable

Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees” and “Corporate Governance Guidelines” found on our website at www.mgrc.com under the Investors/Corporate Governance section.

Shareholder Recommendations for Membership on our Board of Directors

The Corporate Governance and Nominating Committee will consider shareholder recommendations of director nominees. To recommend director nominee(s), a shareholder must submit the following relevant information in writing to the attention of the compliance officer at our principal executive offices: (1) the name, age, business and residence address of the prospective candidate; (2) a brief biographical description of the prospective candidate, including employment history for the past five years, and a statement of the qualifications of the prospective candidate; (3) the class and number of shares of our Common Stock, if any, which are beneficially owned by the prospective candidate; (4) a description of all arrangements or understandings between the shareholder and the prospective candidate pursuant to which the nomination is to be made by the shareholder if the shareholder and the prospective candidate are different individuals; (5) the candidate’s signed consent to serve as a director if elected and to be named in our proxy statement; (6) a signed certificate providing the class and number of shares of our Common Stock which are beneficially owned by the shareholder; and (7) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act. Once the Corporate Governance and Nominating Committee receives the shareholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters, including a possible interview, that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

The Corporate Governance and Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Corporate Governance and Nominating Committee will consider candidates from any reasonable source, in addition to shareholder recommendations. The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used for the slate of director nominees up for election at the Annual Meeting since all directors nominated are for re-election, and, accordingly, no fees have been paid to consultants or search firms in the 2014 fiscal year.

We have not received a director nominee recommendation from any shareholder (or group of shareholders) that beneficially owns more than five percent of our Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our Common Stock with the SEC and the NASDAQ Stock Market. Copies of these reports are also required to be delivered to us. See “Security Ownership of Certain Beneficial Owners and Management” above for identification of those persons who qualify as “Reporting Persons.”

We believe, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 2014, all Reporting Persons complied with all applicable filing requirements in a timely manner.

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics, which was most recently amended and restated on April 30, 2015. This code applies to all of our employees and our non-employee directors and is posted on our website at www.mgrc.com under the Investors/Corporate Governance section. The code satisfies the “Code of Ethics” requirements under the Sarbanes-Oxley Act of 2002 as well as the “Code of Conduct” requirements under the Market Place Rules of the NASDAQ Stock Market. The code, among other things, addresses issues relating to conflicts of interests, including internal reporting violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable public disclosures, compliance with applicable laws or regulations and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers or approvals granted under this code with respect to our executive officers and directors may be granted only by the Board of Directors. In addition, any waivers or approvals relating to the principal executive officer, the principal financial officer, the principal accounting officer or controller, or any person performing similar functions, must also be obtained from the Audit Committee. Any waivers or approvals to the code with respect to the remainder of the employees may be granted by our compliance officer, who is currently Randle F. Rose. Any amendments to the code will be promptly disclosed to our shareholders. Our Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

Our Board of Directors adopted a set of corporate governance guidelines, amended and restated in February 2015. The guidelines set forth the practices our Board follows with respect to, among other things, the composition of the Board and Board committees, director responsibilities, director continuing education and performance evaluation of the Board. The guidelines are posted on our web site at www.mgrc.com under the Investors/Corporate Governance section.

No Supermajority Vote on Approval of Mergers or Other Business Combinations

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination. Such transactions require the affirmative vote of a majority of the outstanding shares.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Grant Thornton LLP has been selected by the Audit Committee to be the Company’s independent auditors for the Company’s fiscal year ending December 31, 2015. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of our independent auditors and shareholders are not required to ratify the selection of Grant Thornton LLP. However, we are submitting the selection of Grant Thornton LLP as our independent auditors to our shareholders for ratification as a matter of good corporate practice. In the event that ratification of this selection of independent auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review our future selection of independent auditors. Even if the appointment of Grant Thornton LLP is ratified by our shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change is in the best interests of the Company and our shareholders.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Grant Thornton LLP performed services for the Company in fiscal years 2013 and 2014 related to financial statement audit work, quarterly reviews, quarterly earnings release reviews and tax services. Fees related to services rendered by Grant Thornton LLP for fiscal years 2013 and 2014 were as follows:

	2013	2014.
Audit Fees(1)	$1,547,824	$1,284,069
Audit-Related Fees	$48,327	$28,642
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$1,596,151	$1,317,611

(1)	Audit fees represent fees for the audit of the Company’s consolidated financial statements and internal controls over financial reporting included in our 2014 Annual Report and the review of the Company’s consolidated financial statements included in our quarterly reports on Form 10-Q. Audit-Related Fees include fees associated with obtaining consents in connection with regulatory filings and audit of the Company’s Employee Stock Ownership and 401(k) Plans.

Audit and Non-Audit Services Pre-Approval Policy

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by Grant Thornton LLP, the Company’s independent registered public accounting firm, must be approved in advance by the Audit Committee to assure that such services do not impair the auditors’ independence from the Company. In April 2004, the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditors are to be pre-approved. Pursuant to the policy, certain services or categories of services described in detail in the policy may be pre-approved generally on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of audit services, audit-related services, tax services and other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent auditors. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee, but may not delegate such authority to management. The Company’s independent auditors and Chief Financial Officer are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all of the audit, audit-related, tax and all other services described as Audit Fees in the table above.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act, that might incorporate future filings, including this Proxy Statement, with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act, unless specifically stated to be incorporated by reference therein.

The Audit Committee currently has four members, consisting of four independent directors, William J. Dawson, Elizabeth A. Fetter, Robert C. Hood, and Ronald H. Zech; Mr. Hood serves as its Chairman. Robert P. McGrath was a member of the Audit Committee until his retirement from the Board on June 11, 2014. The Company’s management is responsible for the Company’s internal controls, financial reporting, compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with generally accepted auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes as well as the independence and performance of the Company’s independent registered public accounting firm. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. They rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2014 and audit of internal controls over financial reporting as of December 31, 2014 with management.

2.	The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the standards of the PCAOB.

3.	The Audit Committee has received an independence letter from Grant Thornton LLP as required by the standards of the PCAOB, and has discussed with Grant Thornton LLP its independence.

4.	Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited consolidated financial statements be included in the 2014 Annual Report that was filed with the SEC on February 26, 2015.

Submitted by the Audit Committee:

Robert C. Hood, Chair

Elizabeth A. Fetter

William J. Dawson

Ronald H. Zech

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting is required to approve the ratification of the selection of Grant Thornton LLP as our independent auditors for the year 2015. Abstentions will have the same effect as a vote against this proposal and broker “non-votes,” if any, will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP.

PROPOSAL NO. 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) added Section 14A to the Exchange Act, which requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. At the Company’s 2011 annual meeting, the Company’s shareholders voted to recommend, on an advisory basis, that advisory votes on executive compensation be held every year. Based on these voting results and consistent with the Company’s recommendation, the Board of Directors is holding an advisory vote on the compensation of the Company’s named executive officers at the 2015 Annual Meeting.

As described in detail under the heading “Executive Compensation and Other Information—Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain exceptional talent, reward past performance and establish and reward measurable objectives for future performance. Our primary objective is to align our executive officers’ interests with the interests of our shareholders by rewarding achievement of established goals that contribute to increased long-term shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 22 of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

As part of designing and implementing the compensation programs for all employees, the Company considers the risks that may be created and whether any such risks may have an adverse impact on the Company, and whether, overall, the Company’s compensation programs are reasonably likely to have a material adverse impact on the Company. In making this determination, the Company considers the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums.

The Compensation Committee continually reviews the compensation programs applicable to our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

A more complete explanation of these changes is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to indicate whether they approve of our named executive officers’ compensation. This vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting is required to approve, on an advisory basis, the compensation of the Company’s named executive officers. Abstentions will have the same effect as a vote against this proposal and broker “non-votes,” if any, will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

By Order of the Board of Directors,

Randle F. Rose

Senior Vice President,

Chief Administrative Officer and Secretary

April 30, 2015

Livermore, California

McGrath RentCorp

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals No. 2 and
No. 3.

1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold	+
	01 - William J. Dawson	☐	☐	02 - Elizabeth A. Fetter	☐	☐	03 - Robert C. Hood	☐	☐

	04 - Dennis C. Kakures	☐	☐	05 - M. Richard Smith	☐	☐	06 - Dennis P. Stradford	☐	☐

	07 - Ronald H. Zech	☐	☐	* Each to be elected and to serve until the 2016 annual meeting of shareholders or until their successors are elected and qualified.

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2015.	☐	☐	☐	3.	To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐

B	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

022Y5A

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — McGrath RentCorp

The Board of Directors solicits this Proxy for the Annual Meeting of Shareholders to be held on Wednesday, June 10, 2015, at 2:00 p.m. (PDT) at McGrath RentCorp’s principal executive offices at 5700 Las Positas Road, Livermore, CA 94551

The undersigned hereby constitutes and appoints Randle F. Rose and Keith E. Pratt, or each of them, with full power of substitution and revocation, attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of McGrath RentCorp or any adjournments thereof, and to vote, including the right to cumulate votes (if cumulative voting is required), the shares of Common Stock of McGrath RentCorp registered in the name of the undersigned on the Record Date for the Annual Meeting.

The Board of Directors recommends a vote FOR the nominees named on the reverse side and FOR Proposals No. 2 and No. 3. The shares represented by this Proxy will be voted as directed on the reverse side; if no specification is made, the shares will be voted FOR said nominees and proposals. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2014 Annual Report to Shareholders furnished with this Proxy.

PLEASE RETURN THIS SIGNED AND DATED PROXY

IN THE ACCOMPANYING ADDRESSED ENVELOPE